Exhibit 10.72

i

	3.6 Cost of lease, default, lessor’s approval etc	15

4.	LESSEE’S GENERAL OBLIGATIONS	15

	4.1 Permitted use	15

	4.2 Security of premises	17

	4.3 Obligations relating to access	17

	4.4 Compliance with statutes	17

	4.5 Advertisements and signs	17

	4.6 Fire or emergency drills; evacuation	18

	4.7 Equipment, systems and services	18

	4.8 Lessee to give notice of accident and lack of repair	18

	4.9 Any head lease or other interest	19

	4.10 Restrictions on use of common areas	19

	4.11 No warranty as to suitability, exclusive rights or otherwise	20

5.	LESSEE’S OBLIGATIONS – PREMISES AND EQUIPMENT	20

	5.1 Repair of premises	20

	5.2 Alterations to premises, partitioning and fixtures	21

	5.3 As built drawings and commissioning data	23

	5.4 No mortgage of lessee’s equipment	24

	5.5 Cleaning of premises by lessee	24

	5.6 Contamination & Underground Storage Tank (“UST”)	24

	5.7 Fitout Security Deposit	27

6.	INSURANCE, RISK AND INDEMNITY	28

	6.1 Lessee to effect Insurance policy	28

	6.2 Lessee not to void insurances; extra premiums	29

	6.3 Release of lessor and manager	30

	6.4 Indemnities by lessee	30

	6.5 Any failure of services	30

	6.6 No liability for any losses caused by contractors	30

	6.7 Lessee’s obligations at own risk and expense	31

7.	LESSOR’S GENERAL RIGHTS	31

	7.1 Lessor’s right to inspect and show premises	31

	7.2 Access for maintenance and authority requirements	32

	7.3 For sale notices	32

	7.4 Easements and rights of support	32

	7.5 Damage by lessee to the complex or land	33

8.	TRANSFER, SUB-LETTING, SALE OF SHARES ETC	33

	8.1 Transfer, sub-letting, sharing possession, etc	33

	8.1A Routine Sub-Leases	34

	8.1B Lessee released on assignment	35

	8.1C Related corporations	35

	8.2 Limits on mortgage of lease	35

	8.3 Sale of shares – default unless lessor’s requirements met	35

	8.4 Assignment and share transfer – costs and documents	36

9.	TERMINATION AND YIELDING UP OF PREMISES	37

	9.1 Effect of resumption, destruction or damage	37

	9.2 Lease may be terminated without compensation; abatement	37

	9.3 Removal of lessee’s equipment	38

	9.4 Lessee’s equipment not removed	39

	9.5 Premises to be in good condition on yielding up	39

	9.6 Not Used	41

	9.7 Application of clauses 9.3 to 9.6	41

	9.8 Holding over – monthly; lessee to apply for approval	42

10.	DEFAULT AND RE–ENTRY	42

	10.1 Lessor’s right to remedy defaults	42

	10.2 Default or breach by lessee – re-entry	42

	10.3 Damages claimable by lessor	43

	10.4 No waiver	43

11.	BANK BOND/GUARANTEE	44

	11.1 Lessee to obtain unconditional bank bond	44

	11.2 Bond available to meet lessee’s breaches	44

	11.3 Duration of bond	44

	11.4 Further bond on base rent increases	45

12.	COVENANTOR	45

	12.1 Covenant – joint and several liability	45

	12.2 Indemnities	45

	12.3 Principal obligations	45

	12.4 Continuing liability of covenantor	46

	12.5 Assignment of benefit of covenant	47

	12.6 No proof in estate of lessee in competition with lessor	47

	12.7 Warranties by covenantor	47

	12.8 Covenantor to pay lessor’s costs	48

13.	OPTION FOR FURTHER TERM	48

	13.1 Right to lease for further term	48

	13.2 Conditions for grant of further term	48

	13.3 Initial base rent	48

	13.4 Terms of further lease	49

	13.5 Execution of further lease	49

	13.6 Bond on grant of further term	50

14.	LIMITED RECOURSE AGAINST RESPONSIBILITY ENTITY: LEND LEASE REAL ESTATE INVESTMENTS LIMITED	50

ANNEXURE “A” TO LEASE DATED 20/10/2000

LESSOR: Lend Lease Real Estate Investments Limited

LESSEE: PIXC Australia Pty Limited

PREMISES: Unit B, 639 Gardeners Road, Mascot

1.	Definitions and Interpretation

1.1	Definitions

In this Lease unless the contrary intention appears:

API means Australian Property Institute.

Base CPI means the Consumer Price Index (All Groups) for Sydney last published prior to the date TWELVE (12) months prior to the relevant CPI Review Date.

Base Rent means the amount in Item 9, as varied under this Lease.

Building means the building containing the Premises on the Land and the Lessor’s fixtures, fittings, furnishings, plant and equipment at any time in the building (all as they may from time to time exist, and where the context permits, includes any part of them).

Business Day means Monday to Friday, excluding NSW public holidays.

Car Park means that part of the Complex set aside from time to time by the Lessor for parking cars.

Common Areas means all parts of the Complex and the Land now or in the future used in common by lessees of the Complex and their invitees, all as they may from time to time exist, and where the context permits includes any part of them.

Complex means the buildings and any other improvements now or in the future on the Land and the Lessor’s fixtures, fittings, furnishings, plant and equipment at any time in the buildings and other improvements (all as they may from time to time exist, and where the context permits, includes any part of them).

Contamination means the presence in, on or under the land of a substance at a concentration above the concentration at which the substance is normally present in, on or under (respectively) land in the same locality, being a presence that presents a risk of harm to human health or any other aspect of the environment.

Covenantor means the person (if any, and if more than ONE (1), each of them) named in Item 14 and includes a person’s executors and administrators and a corporation’s successors.

CPI Review Date means each date (if any) specified or referred to in Item 13(b).

Criteria means the criteria in clause 9(a) of Schedule 2;

Current Base Rent means the annual market rent of the Premises as at the subject Review Date, on the basis of clause 9 of Schedule 2;

Current CPI means the Consumer Price Index (All Groups) for Sydney last published prior to the subject CPI Review Date.

Established Complex Hours means the hours during which the Lessor is permitted to keep the Complex open for business (in accordance with all laws and the requirements of all relevant authorities).

Environmental Laws means all laws relating to the environment including but not limited to any law relating to the use of land, planning, environmental assessment, the environmental or historic heritage, water, water catchments, pollution of air, soil, ground water or surface water, noise, soil, chemicals, pesticides, hazardous goods, building regulation, occupation of buildings, public health or safety, occupational health and safety, environmental hazard, any aspect of protection of the environment or the enforcement or administration of any of those laws (whether those laws arise under statute or the common law or pursuant to any permit, licence, approval, notice, decree, order or directive of any governmental agency or otherwise).

Further Term means the further term referred to in Item 8(1), commencing on the day after the date in Item 7.

Land means the land described in Item 1 and, where the context permits, includes part of that land but for the purposes of the definitions of Complex and Outgoings means the land comprised in Folio Identifiers 1-3/SP 38125.

Lease means this lease (and any annexure, exhibit, plan and schedule to it) and includes any equitable lease or lease at law evidenced by this document (and any annexure, exhibit, plan and schedule to it).

Lessee means the person named in Item 4 and includes its successors, executors and administrators, its assigns approved by the Lessor and, where the context permits, includes the Lessee’s Agents.

Lessee’s Act or Omission means any act, default, misconduct, neglect, negligence or omission of any kind of the Lessee or the Lessee’s Agents.

Lessee’s Agents means each and every of the Lessee’s agents, contractors, employees, invitees, licensees, sub-contractors, sub-lessees and other persons claiming through or under the Lessee.

Lessee’s Equipment means the fixtures, fittings, furnishings, plant and equipment and other items at any time (whether before or after the commencement of the Term) installed in or brought onto any part of the Complex by or on behalf of the Lessee, the Lessee’s Agents or the Lessee’s Predecessors (and, where the context permits, includes any part of them).

Lessee’s Notice means a notice complying with clause 4 of Schedule 2 and served on the Lessor in accordance with that clause.

Lessee’s Predecessors means each and every predecessor in title of the Lessee as lessee under this Lease (and, where this Lease is one in a series of consecutive leases granted pursuant to the exercise of options, it means each and every lessee under a prior lease in the series).

Lessee’s Proportion means the percentage in Item 12.

Lessor means the person named in Item 3 and includes its successors and assigns, and where the context permits includes its agents (including, without limit, the Manager), contractors, employees and sub-contractors.

Lessor’s Equipment means all the Lessor’s plant and equipment (including air-conditioning plant and equipment) in or exclusively servicing the Premises.

Lessor’s Notice means a notice served on the Lessee in accordance with clause 2(a) of Schedule 2;

Liabilities means each and every cost, expense, liability and loss of any kind and all damages.

Manager means any person appointed from time to time by the Lessor to manage the Land and the Complex and includes (unless the context otherwise requires) the agents, contractors and employees of that person.

New Lease Commencement Date means the day after the date in Item 7.

Outgoings has the meaning given to it in clause 3.2 and Schedule 1.

Parking Spaces means the number of parking spaces in the Car Park set out in Item 16. As at the date in Item 6, the parking spaces licensed to the Lessee are located as shown on the parking plan provided to the Lessee at or about the date in Item 6.

PCA means Property Council of Australia.

Permitted Use means the use described in Item 10.

Premises means (and, where the context permits includes part of) the premises described in Item 2 and the Lessor’s fixtures, fittings, furnishings, plant and equipment at any time in the premises. If the area of the Premises is at any time relevant, it must be measured in accordance with the specifications for measurement of gross lettable area published in the publication Property Council of Australia “Method of Measurement” (1997 revision).

Review Date means each date (if any) specified or referred to in Item 13(a).

Term means the period commencing on the date in Item 6 and expiring at midnight on the date in Item 7, and where applicable, the period of holding over under clause 9.8.

Termination Date means the date in Item 7.

User means each and every person authorised by the Lessee from time to time to use any of the Parking Spaces and each and every person claiming through or under an authorised person.

Valuer means a person satisfying the criteria in clause 3 of Schedule 2 and appointed as a valuer pursuant to Schedule 2.

Westpac Indicator Lending Rate means the rate published as such from time to time by Westpac Banking Corporation. If that rate is discontinued, ceases to be quoted or ceases (in the Lessor’s reasonable opinion) to reflect interest rate indicators of the type reflected by it at the commencement of this Lease, then it means the overdraft reference rate per annum applied from time to time by Commonwealth Bank of Australia at its principal office in Sydney. A certificate as to a rate given to the Lessor and signed by an officer of the relevant bank is final and binding on the parties to this Lease (except in the case of manifest error).

1.2	Interpretation

The table of contents and headings are for guidance only and do not affect the interpretation of this Lease. This Lease is governed by New South Wales law. In interpreting this Lease, no rule of construction applies to the disadvantage of a party because that party put forward this Lease.

1.3	Miscellaneous references

In the interpretation of this Lease reference to:

(a)	any gender includes every gender;

(b)	singular includes plural and vice versa;

(c)	persons include bodies corporate and other legal entities;

(d)	a Part, clause, schedule or an Item is, unless the context otherwise requires, a reference to a Part, clause or schedule of this Lease or an Item in the Reference Schedule;

(e)	any body which ceases to exist, is reconstituted, renamed or replaced or has its powers transferred, refers to the body established in its place or which serves substantially the same objects as or succeeds to its powers; and

(f)	the president of a body means the person acting as the president (or other principal officer) at a relevant time.

1.4	Covenants – joint and several

Any covenant, indemnity or agreement by TWO (2) or more persons as Lessee or as Covenantor binds them collectively and individually.

1.5	Lessee not to permit prohibited matters

Where the Lessee is prohibited from doing any act, matter or thing, it is also prohibited from permitting or suffering the act, matter or thing and it must ensure that the Lessee’s Agents do not breach the prohibition. Despite the preceding sentence, the Lessee is not responsible for the actions of its invitees outside the Premises.

1.6	Exclusion of implied covenants and powers

Sections 84, 84A and 85 of the Conveyancing Act, 1919 do not apply to and are not implied in this Lease unless they are expressly included.

1.7	No partnership, agency or joint venture

Nothing in or under this Lease creates the relationship of partners, principal and agent or joint venturers between the Lessor and the Lessee.

1.8	Enforceability of powers etc

Any law which prejudicially affects any party’s powers, discretions, remedies, rights or obligations (Powers) is excluded to the extent lawfully permissible. If any Power cannot be given full effect, that Power must be severed or read down to maintain (as far as possible) all other provisions of this Lease.

1.9	Whole agreement is contained in this lease

This Lease comprise the whole of the agreement between the parties in respect of their subject matter.

1.10	Consent and approval of lessor

Unless expressly stated in a particular provision, the Lessor must not unreasonably withhold or delay its consent or approval under this Lease (but may give it subject to reasonable conditions). Any consent or approval by the Lessor must be in writing.

1.11	Condition before lessor liable

Despite anything in this Lease to the contrary, the Lessor is not in default in its obligations unless the Lessee has given notice to the Lessor of the default and the Lessor has failed within a reasonable time after notice to take proper steps to rectify the default in accordance with this Lease.

1.12	References to manager

Any notice or thing which must be delivered or given to the Manager or any payment or request which must be made to the Manager, must be delivered, given or made to the Manager or such other person as may be nominated from time to time by the Lessor by notice to the Lessee. The Manager may exercise the Lessor’s powers, discretions and rights and make any determination which may be made by the Lessor under this Lease unless the Lessor itself notifies the Lessee to the contrary.

1.13	Effect of execution

Each Lessee and Covenantor is bound by this Lease even though:

(a)	any other Lessee or Covenantor has not executed or may never execute this Lease or the execution of this Lease by any other Lessee or Covenantor is or may become void or voidable, or

(b)	this Lease has not been registered or may never be registered and despite any obligation the Lessor may have to register it.

This Lease is a deed, even if it is not registered.

1.14	Notices

(a)	In this Lease, reference to notice means notice in writing.

(b)	Any notice or other writing served by the Lessor is valid and effective if given under the common seal of the Lessor or the Manager or signed by an attorney, director, company secretary, authorised officer or solicitor of the Lessor or the Manager.

(c)	Any notice or other writing is sufficiently served on the Lessee (or Covenantor) if served personally or if forwarded to the Lessee (or

Covenantor) by courier, facsimile or post to the Premises or the last address of the Lessee (or Covenantor) known to the Lessor or the Manager.

(d)	Unless the Lessor otherwise notifies the Lessee, any notice or writing is sufficiently served on it if served on the Manager.

(e)	If any notice or other writing is served on a day which is not a Business Day or is after 5:00pm (addressee’s time) it is deemed to be served on the next Business Day.

2.	Services Provided By Lessor

2.1	Quiet enjoyment

If the Lessee complies with this Lease, it may possess the Premises during the Term without disturbance from the Lessor (or persons claiming through it) except to the extent disturbance is expressly permitted by this Lease.

2.2	24 hour entry to premises

The Lessee may enter and use the Premises at any time, subject to this Lease, the law and requirements of statutory authorities.

2.3	Lessee’s use of common areas

The Lessee may use the Common Areas in common with the Lessor (and others entitled to use them) in accordance with this Lease.

2.4	Services provided by lessor in respect of common areas

(a)	The Lessor agrees to provide the following services in the areas and to the standards from time to time determined by the Lessor:

(1)	gardening and landscaping in the Common Areas;

(2)	lighting in the Common Areas;

(3)	security in the Common Areas or perimeter security for the Complex (but not security in respect of the Premises or the Car Park); and

(4)	a tenant directory board.

(b)	The Lessor must have carried out a regular program for repair and maintenance of the Common Areas, including, without limit, of the common driveway areas of the Car Park (but not the car parking spaces licensed to particular persons).

2.5	Limit on lessor’s obligations

(a)	The Lessor’s obligations under clause 2.4 are subject to exceptions for delays or stoppages due to repairs, maintenance, testing, commissioning, cleaning, strikes, accidents or unforeseen or unavoidable causes.

(b)	Despite clause 2.4 or any other provision of this Lease, the Lessor is not liable for any failure to comply with clause 2.4 or to otherwise provide or maintain any services or equipment where the failure is caused or contributed to (but only to the extent of such contribution) by the Lessee’s Act or Omission.

(c)	The Lessor may carry out at the Lessee’s cost any maintenance, repair or rectification for which the Lessee is liable pursuant to sub-clause (b).

2.6	Grant of car parking licence

(a)	The Lessor grants and the Lessee accepts a non-exclusive licence authorising the Lessee to park cars in the Parking Spaces during the Term subject to this Lease (and in particular, Schedule 3).

(b)	Subject to clause 2.6(c), the Lessor must ensure that the part of the Complex set aside for the parking of cars from time to time is always of sufficient size to accommodate the Parking Spaces and is not altered or relocated so as to materially disadvantage the Lessee.

(c)	If the Lessee exercises its rights pursuant to clause 4.10(a) the number of Parking Spaces shall be reduced having regard to the area occupied by the power generator or back up generators installed by the Lessee.

Where an obligation is imposed on the Lessor in relation to the Car Park, the Lessor must perform or cause the obligation to be performed.

(d)	The Lessee is not given any right of exclusive occupation of the Parking Spaces. The rights conferred in relation to the Parking Spaces are in contract only.

2.7	Current Tenant

(a)	The parties acknowledge that the Premises are currently occupied by Mayne Nickless Limited (“Current Tenant”) under lease registered number 2408703.

(b)	This Lease commences on the earlier of the following dates (Commencement of Lease):

(1)	the date 7 days after the Current Tenant has vacated the Premises; and

(2)	the date 6 weeks after the Lessee has notified the Lessor that it requires this Lease to commence

PROVIDED THAT in either case the Premises are available for occupation by the Lessee and the Lessor has notified the Lessee that the Current Tenant has vacated the Premises and the Premises are available for occupation by the Lessee.

The Lessor agrees that it will not request or encourage the Current Tenant to vacate the Premises unless the Lessee gives notice under clause 2.8(b)(2).

(c)	Lessee forms the view that:

(1)	the playing laws applicable to the Premises do not permit the Lessee’s proposed use of the Premises; or

(2)	the Lessee will not be able to obtain all necessary approvals from all relevant authorities on reasonable conditions and within a reasonable time to use the Premises for such use,

the Lessee will be entitled to terminate this Lease. The right of termination must be exercised prior to 31 December 2000 or such later date as the parties may agree. The Lessor agrees to take such steps as may be reasonably required on its part to assist the Lessee to obtain such approvals and the Lessee agrees to use its reasonable endeavours to obtain such approvals as soon as reasonably practicable. The Lessee must indemnify the Lessor for any costs and expenses reasonably incurred by the Lessor in assisting the Lessee to obtain the necessary approvals.

(d)	If the Lessee terminates this Lease under clause 2.8(c) the Lessee must pay to the Lessor Base Rent and the Lessee’s Proportion of the Lessor’s estimate of Outgoings for the period of 9 months commencing on the date of termination by monthly instalments in advance. The Lessor must use reasonable endeavours to re-lease the Premises as soon as reasonably practicable after termination and the amount payable by the Lessee under this clause will be reduced by the amount of the rent or other payments received by the Lessor from any new tenant or occupant of the Premises in respect of the period of 9 months following termination of this Lease. The Lessor agrees to consider in good faith any leasing proposal submitted by the Lessee or the Lessee’s agents. If the Lessee wishes to seek a replacement tenant for the Premises during this period it will be permitted to do so.

(e)	The bond provided by the Lessee pursuant to clause 11 will be available to the Lessor as security for the Lessee’s obligations under this clause 2.8 and will not be released until the Lessee has discharged its obligations pursuant to this clause 2.8.

(f)	The Lessee irrevocably authorises and directs the Lessor (and its solicitors) to complete and deliver this Lease by inserting:

(1)	the Commencement of Lease in Item 6; and

(2)	the Termination of Lease date in Item 7 being the date 15 years less 1 day after the date of the Commencement of Lease.

2.8	Repair by Lessor

(a)	The Lessor must cause to be carried out a regular programme of repair and maintenance in respect of the external surfaces of the Building (including, without limit, the roof) and promptly carry out or cause to be carried out in a workmanlike manner using appropriate materials and equipment all such repairs and maintenance as are in such programme found to be necessary.

(b)	The Lessor must repair or cause to be repaired (including, where necessary repair by way of replacement) any structural parts of the Building in need of repair within a reasonable time after becoming aware of the same.

(c)	The Lessee agrees to notify the Lessor of any damage of a structural nature in or about the Premises upon actually becoming aware of the same.

(d)	Despite sub-clauses (a) and (b) the Lessor is not obliged to carry out any maintenance work, repair or rectification work made necessary by reason of or arising out of the Lessee’s Act or Omission or which the Lessee itself is obliged to carry out under this Lease.

(e)	Any maintenance work, repair or rectification work made necessary by reason of or arising out of any occurrence referred to in sub-clause (d) may be carried out by the Lessor at the cost of the Lessee after giving notice of the work to the Lessee (except in an emergency or where the Lessor perceives an emergency, where no notice is required).

3.	Lessee’s Obligations – Base Rent And Other Money

3.1	Payment of base rent and other money

(a)	Base rent: The Lessee must pay Base Rent to the Lessor by monthly instalments each equal to ONE TWELFTH (1/12th) of the then current

Base	Rent. If necessary, the first and last payments shall be apportioned in respect of time.

(b)	Outgoings: Subject to clause 3.3, if the Lessor notifies the Lessee of the Lessee’s Proportion of the Lessor’s estimate of Outgoings, the Lessee must pay the Lessee’s Proportion of the estimate to the Lessor during the period to which the estimate relates by equal monthly instalments.

(c)	Timing for payment of base rent and outgoings: Instalments of Base Rent and Lessee’s Proportion of estimated Outgoings must be paid (whether or not demanded by the Lessor) in advance on the first day of the Term and on the first Business Day of every calendar month in the Term.

(d)	Timing for payment of other money: Unless otherwise specified in this Lease, all money payable by the Lessee to the Lessor must be paid within TEN (10) Business Days of service on the Lessee of the monthly statement requiring payment of the same.

(e)	Method of payment:

(1)	Unless otherwise agreed in writing between the Lessor and the Lessee, the Lessee must, if required by the Lessor, pay all Base Rent and Lessee’s Proportion of Outgoings to the Lessor by directing the Lessee’s bank to debit the Lessee’s account for those amounts and credit them to the bank account nominated by the Lessor from time to time.

(2)	Subject to paragraph (1) and unless the Lessor otherwise notifies the Lessee, all money payable by the Lessee to the Lessor must be paid by unendorsed cheque payable to the Manager delivered to the Manager at the place notified by the Manager.

(3)	All money payable by the Lessee must be paid free of exchange, without deduction or set-off.

(f)	Services in premises: The Lessee must promptly pay all accounts for electricity, oil, gas and other services consumed in the Premises by or on behalf of the Lessee.

(g)	Any special charges: The Lessee must pay the Lessor any assessment for trade waste, excess water or other costs incurred as a result of the Lessee’s use or occupation of the Premises and the Lessor’s costs and expenses in operating, repairing and maintaining the services and facilities (if any) provided solely to the Premises. To the extent the services and facilities are provided to premises within the Complex (other than the Premises) and to the Premises such costs and expenses will be recoverable as an Outgoing pursuant to and in accordance with clauses 3.2 and 3.3. The Lessee must pay all costs (as defined in clause 3.2(b)) assessed directly on the Premises, but excluding any costs of the kind referred to in clauses 3.2(a)(4) or (5), or on the Lessor or the Lessee in respect of the Premises. Unless directed otherwise by the Lessor, the Lessee must pay those costs directly to the relevant assessing authority on or by their due date.

(h)	GST: Despite any other provision of this Lease, if a goods and services tax or similar value added tax (GST) is levied or imposed on any supply made (or deemed to be made) under or in accordance with this Lease, the amount payable for that supply (or deemed supply) is increased by an amount equal to that GST. Despite any other provision of this Lease, the amount payable by the Lessee for any Outgoings shall not be increased by the amount of any GST levied or imposed on the Lessor in respect of that Outgoing if the Lessor is entitled to an input tax credit or other similar tax credit for the amount of the GST. The Lessor must issue to the Lessee a tax invoice in respect of the payment required.

(i)	Rental Incentive: Notwithstanding any other provision of this Lease, the Lessee is not obliged to pay Base Rent for the first five (5) months after this Lease is incapable of being terminated pursuant to clause 2.8.

3.2	Definition of outgoings

(a)	“Outgoings” means all costs which the Lessor, acting in good faith, determines are paid or payable for or attributable to insuring, repairing, maintaining, managing, administering, supervising, keeping secure or providing services for the Complex and the Land (or any part of either of them), except:

(1)	costs of cleaning any part of the Complex occupied for the time being by a lessee or licensee,

(2)	any commission or similar charge paid to any person in connection with letting or licensing any part of the Complex,

(3)	the Lessor’s income tax or capital gains tax,

(4)	any cost for which a particular lessee or licensee of any part of the Complex is responsible, or

(5)	in relation to clause 3 of Section A of Schedule 1, costs of any structural work and costs treated by the Lessor (in good faith) in its accounting statements as capital expenses (but a repair by replacement of parts not comprised in structural works or treated as capital expenses is to be included in Outgoings).

(b)	In this clause and in Schedule 1, “costs” means all assessments, charges, costs, duties, expenses, fees, levies, rates, taxes, wages and outgoings.

(c)	Without limiting sub-clause (a), Outgoings include the costs referred to in Schedule 1. All Outgoings accrue daily in equal increments and must be apportioned accordingly.

3.3	Estimates of outgoings, statements and adjustments

(a)	The Lessor may notify the Lessee of the Lessee’s Proportion of the Lessor’s estimate in good faith of Outgoings for any period not exceeding ONE (1) year in advance.

(b)	As soon as practicable after each 1 July, the Lessor must give the Lessee a statement of Outgoings for the year ending on the preceding 30 June (PrecedingYear). The statement must contain or indicate:

(1)	the amount for each clause heading in Schedule 1 and the total Outgoings for the Preceding Year;

(2)	copy of a certificate signed by a registered company auditor that in his opinion, based on the results of his auditing procedures, the statement records the Outgoings for the Preceding Year; and

(3)	the balance of the Lessee’s Proportion of Outgoings payable by the Lessee (or any over-payment to be credited to the Lessee).

(c)	Unless the Lessor or the Lessee gives the other notice detailing a numerical error in the statement within ONE (1) month of its service, then within that same month:

(1)	the Lessee must pay the Lessor any balance shown as payable by the Lessee in the statement; or

(2)	the Lessor must credit any overpayment by the Lessee to the Lessee’s account (or refund the overpayment if no other money is payable to the Lessor).

(d)	If the Lessor or the Lessee gives notice under sub-clause (c), a further statement (complying with sub-clause (b)) must be given. Sub-clause (c) applies to the further statement.

(e)	If the Lessor sells any of the land comprised in Folio Identifiers 1-3/SP38125 the Lessor, acting reasonably, must adjust the Lessee’s Proportion to a percentage which then reflects the percentage which the gross lettable area of the Premises then bears to the gross lettable area of the buildings comprising the Complex other than the land sold by the Lessor.

3.4	CPI rent reviews

(a)	At each CPI Review Date, the Base Rent must be reviewed and the Base Rent payable on and from the relevant CPI Review Date until the next CPI Review Date or Review Date (whichever occurs first) shall be the greater of:

(1)	the Base Rent payable immediately prior to the relevant CPI Review Date plus an amount equal to four per cent (4%) thereof; and

(2)	the amount calculated as follows:

A = B x	C D

where:

A =	the amount referred to in this paragraph (2);

B =	the Base Rent payable immediately prior to the relevant CPI Review Date;

C =	the Current CPI; and

D =	tthe Base CPI.

(b)	Where the application of sub-clause (a) results in a number of dollars and a number of cents, the amount must be rounded up to the nearest dollar.

(c)	If at any time the Consumer Price Index is discontinued or abolished, then the price index substituted for it by the Australian Statistician shall be used for the calculations referred to in sub-clause (a).

(d)	If no price index is substituted for the Consumer Price Index by the Australian Statistician, then such index or indices shall be used as in the opinion of the chief accountant or other similar senior responsible officer of Westpac Banking Corporation Limited (or such other bank as the Lessor may nominate from time to time) most accurately reflects the changes in the prevailing levels of prices in Sydney. A certificate as to the index or indices given to the Lessor and signed by the chief accountant or other similar senior responsible officer of Westpac Banking Corporation Limited (or such other bank as the Lessor may nominate from time to time) is final and binding on the Lessor and the Lessee.

(e)	If at any time the Australian Statistician changes the reference base for the Consumer Price Index, then, for the purposes of the application of this clause after the change takes place, regard shall be had only to index numbers published in terms of the new reference base.

(f)	The Lessor’s right to have the Base Rent reviewed as at a CPI Review Date is not forfeited, lost, postponed or otherwise prejudicially affected if the Lessor fails to review the Base Rent in accordance with this clause or to notify the Lessee of the reviewed Base Rent.

3.5	Interest payable by lessee on overdue money

(a)	Without prejudicing the Lessor’s other rights and remedies, the Lessee must pay interest to the Lessor at the Prescribed Rate on any money due but unpaid by the Lessee.

(b)	Interest shall be calculated daily from the due date up to and including the date the Lessor receives full payment.

(c)	Failure by the Lessor to promptly claim interest on arrears does not waive the Lessor’s right to claim interest.

(d)	“Prescribed Rate” means TWO per cent (2%) more than the Westpac Indicator Lending Rate current at the date the money becomes due, and at the first day of each month while the money remains due.

3.6	Cost of lease, default, lessor’s approval etc

The Lessee must pay within TEN (10) Business Days of written notice the Lessor’s reasonable costs (including legal costs) and all charges, duties, fees and expenses of or incidental to:

(a)	the preparation, negotiation, completion, stamping and registration of this Lease (including any certificate of registration) and any further lease,

(b)	any request for the consent or approval of or waiver by the Lessor (and of any head lessor and mortgagee of the Lessor),

(c)	any breach or default by the Lessee or the Lessee’s Agents under this Lease, and the exercise or attempted or proposed exercise of any right, power or remedy of the Lessor under this Lease, in law or equity, and

(d)	surrender or termination of this Lease other than by expiration.

4.	Lessee’s General Obligations

4.1	Permitted use

(a)	The Lessee must only use the Premises for the Permitted Use.

(b)	The Lessee must promptly obtain and comply with all approvals, consents, licences and permits required for the Premises to be lawfully used for the Permitted Use and for any works to be effected in the Premises by the Lessee.

(c)	The Lessee must not conduct any illegal, immoral, offensive or unlawful use in the Complex or do anything in the Complex which causes nuisance, damage or disturbance to any occupier of the Complex or any occupier of any nearby property.

(d)	The Lessee must not, without the prior consent of the Lessor (given or withheld in its absolute discretion) and all relevant authorities, have in the Premises anything which is flammable, explosive, toxic, hazardous or injurious to health. If the Lessee, with the prior consent of the Lessor and all relevant authorities, has in the Premises anything which is flammable, explosive, toxic, hazardous or injurious to health, the Lessee must (at intervals of not more than SIX (6) months and more frequently if requested by the Lessor) provide to the Lessor a statement setting out in detail:

(1)	the type and quantity of the items or materials on the Premises which are flammable, explosive, toxic, hazardous or injurious to health; and

(2)	the licences and permits which the Lessee is required to effect and maintain in relation to those items and materials (together with evidence satisfactory to the Lessor establishing the currency of those licences and permits).

The Lessor acknowledges that it has consented to the Lessee installing underground fuel storage tanks (and storing fuel in those tanks) and such batteries as are reasonably required for the purposes of the Lessee’s power generator and stand by power generators.

(e)	The Lessee must take all reasonable steps to ensure that people in the Complex are not injured by any cigarette, cigar or tobacco smoke originating in the Premises.

(f)	The Lessee must not bring on the Premises plant or equipment which may damage or overload the Complex.

(g)	The Lessee must take all reasonable precautions to keep the Premises free of vermin, insects, birds and animals and, as required by the Lessor, must employ qualified pest exterminators.

4.2	Security of premises

(a)	The Lessee must use all reasonable endeavours to keep the Premises safe from theft and to lock all lockable doors when the Premises are unoccupied.

(b)	People authorised by the Lessor may enter the Premises for any purpose relating to security, but this does not make the Lessor responsible for the security of the Premises. People authorised by the Lessor may only enter the Premises under this clause 4.2(b) on giving reasonable notice to the Lessee and must be accompanied by a representative of the Lessee if the Lessee offers to make such representative available at a reasonable time. This clause 4.2(b) does not apply in the case of an emergency or where the Lessee’s representative is not available at the appointed time.

4.3	Obligations relating to access

In exercising its rights in clause 2.2, the Lessee must comply with the Lessor’s reasonable requirements for control of, access to and use of the Complex outside Established Complex Hours. Clause 2.2 does not limit the Lessor’s right to at any time clean, maintain, repair, service, test, renovate and refurbish any part of the Complex.

4.4	Compliance with statutes

(a)	The Lessee must comply with all statutes and regulations and all approvals, directions, requirements, notices, orders or permits of any authority in respect of this Lease, the Premises, the use of the Premises, the health or safety of people using the Premises, and the Lessee’s Equipment (including all Environmental Laws).

(b)	The Lessee is not liable under sub-clause (a) for any alteration or addition to the structural parts of the Complex unless caused or contributed to (and then only to the extent contributed to) by the Lessee’s or the Lessee’s Agents’ particular use or occupation of the Premises.

(c)	The Lessee must immediately give notice to the Lessor if the Lessee receives any direction, requirement, notice or order from any government or authority in respect of this Lease, the Premises, the Complex, the use of the Premises or the Complex, the health or safety of people using the Premises, the health or safety of people using the Complex or the Lessee’s Equipment.

4.5	Advertisements and signs

The Lessee must not without the Lessor’s prior approval and the prior approval of all relevant authorities:

(a)	affix or display any advertisement, logo, notice, sign or other device to or in the Complex; or

(b)	use the name of or any picture or likeness of the Complex for any advertisement or purpose other than as the address and place of business of the Lessee (and then only while the Lessee is in occupation of the Premises).

4.6	Fire or emergency drills; evacuation

(a)	The Lessee must comply with all the Lessor’s fire and emergency drills and instruction programs for fire and emergency procedures.

(b)	The Lessee must appoint and keep appointed an adequate number of wardens for the Premises. The Lessee must promptly give notice to the Manager of the names of the wardens.

(c)	Either the Lessor or the Manager (if informed of a bomb threat or believing there is a fire or other risk in the Complex) may request the Lessee and the Lessee’s Agents to immediately vacate the Premises or the Complex and they must immediately comply.

(d)	The Lessee and the Lessee’s Agents have no claim against the Lessor or the Manager for any loss, injury, death, damages for loss of profits, abatement or set-off due to or arising out of any drill, program or evacuation under this clause, except to the extent that the same has been caused by the negligence of the Lessor or the Manager.

4.7	Equipment, systems and services

The Lessee must:

(a)	not install or connect any equipment or do any act that overloads the Lessor’s air-conditioning plant and equipment or the cables or boards through which electricity is conveyed in the Complex,

(b)	ensure that any security alarm system installed by the Lessee does not activate any Complex system, and

(c)	comply with the Lessor’s reasonable requirements in relation to (and must not do anything which interferes with the efficient operation of) the air-conditioning plant and equipment, security, sprinkler and fire alarm installations and any other services in and amenities of the Complex.

4.8	Lessee to give notice of accident and lack of repair

Immediately on becoming aware of the same, the Lessee must notify the Manager of:

(a)	damage, injury, death or loss occurring in and any defect or want of repair in the Premises or in any services in or to the Complex, and

(b)	any circumstances likely to cause danger, risk or hazard to any person or property in or services and amenities of the Complex, including without limit any possible Contamination.

4.9	Any head lease or other interest

(a)	The Lessee must permit any person having an interest in the Land or the Complex superior to or concurrent with the Lessor to exercise the Lessor’s rights under this Lease and to exercise their lawful rights in respect of the Premises.

(b)	Any person (other than the Lessor) who becomes entitled to receive the money payable under this Lease has the benefit of all the Lessee’s and any Covenantor’s agreements under this Lease. The Lessee and the Covenantor must (at the Lessor’s reasonable cost) promptly on request enter into a deed with that person in the form and containing the provisions reasonably required by the Lessor.

4.10	Restrictions on use of common areas

(a)	The Lessee must not use without the prior consent of the Lessor (given or withheld in its absolute discretion) and all relevant authorities any part of the Complex or the Land (other than the Premises) for any purpose other than a purpose for which it was constructed or provided (in the Lessor’s reasonable opinion). The Lessor acknowledges that it will not unreasonably withhold its consent to the installation and maintenance by the Lessee of a power generator and back up generators in the Common Areas subject to the provisions of clause 5.2(b) to (e) applying mutatis mutandis.

(b)	The Lessor may pass and run services through the drains, ducts, risers, pipes, cabling and wires forming part of or leading through or adjoining any Common Areas and change the area, location, type of finish of or facilities in the Common Areas.

(c)	The Lessee must use all reasonable endeavours not to litter any Common Areas or put or leave them in a dirty or untidy condition.

(d)	The Lessee must at all times strictly comply with:

(1)	all traffic signs in and about the Car Park and its entrances and exits;

(2)	any conditions of entry and rules applying from time to time in respect of the Car Park and of which the Lessee has been given a copy or which are displayed in the Car Park; and

(3)	the Lessor’s directions from time to time in relation to the use of and access to the Car Park.

This sub-clause does not limit the Lessee’s obligations in relation to any Parking Spaces which have been licensed to the Lessee.

4.11	No warranty as to suitability, exclusive rights or otherwise

(a)	The Lessee agrees that (other than as disclosed under sub-clause (b) or as expressly contained in this Lease), no promise, representation, undertaking or warranty given by or on behalf of the Lessor or the Manager has been relied on by the Lessee in entering into this Lease or has in any material way induced the Lessee to enter into this Lease.

(b)	The Lessee must disclose to the Lessor in writing before the Lessee executes this Lease any promise, representation, undertaking or warranty (other than those expressly contained in this Lease) that the Lessee has relied on in entering into this Lease or which has in any material way induced the Lessee to enter into this Lease.

(c)	The Lessee is liable to the Lessor in damages for all Liabilities which the Lessor or the Manager suffers or incurs arising out of the Lessee’s failure to disclose and for any judgment awarded against the Lessor or the Manager arising out of any promise, representation, undertaking or warranty given by or on behalf of the Lessor or the Manager and not disclosed by the Lessee.

5.	Lessee’s Obligations – Premises And Equipment

5.1	Repair of premises

(a)	The Lessee must maintain, repair and keep the Premises in good and substantial repair, order and condition (the Premises being in that state at the date in Item 6), except for damage caused by reasonable wear and tear, explosion, earthquake, aircraft or other aerial device, civil commotion, fire, flood, lightning, riot, storm, tempest, act of God or war.

(b)	Despite sub-clause (a), the Lessee is not required to repair any structural parts of the Premises except where the need for the repair arises out of the Lessee’s Act or Omission, any act, default, misconduct, neglect, negligence or omission of the Lessee’s Predecessors or any work effected by or on behalf of the Lessee, the Lessee’s Agents or the Lessee’s Predecessors at any time (before or after the commencement of the Term).

(c)	Despite sub-clause (a) and clause 9.5, the Lessee must, at its own expense:

(1)	re-paint: paint, regrout, re-cover, clean or otherwise appropriately treat those parts of the Premises and the Lessee’s partitions usually so treated in a proper workmanlike manner, with materials and to standards approved by the Lessor at or immediately prior to the Lessee yielding up the Premises

(2)	lessee’s equipment: maintain the Lessee’s Equipment clean and in good repair and condition, and keep current maintenance and repair contracts (in accordance with the Lessor’s reasonable requirements) in respect of any Lessee’s Equipment linked to the air-conditioning, electrical, fire protection, emergency or other Complex systems;

(3)	lessor’s equipment: maintain the Lessor’s Equipment clean and in good repair and condition, and keep current maintenance and repair contracts (with contractors approved by the Lessor and otherwise in accordance with the Lessor’s reasonable requirements) in respect of any Lessor’s Equipment in the nature of air-conditioning, electrical, fire protection or emergency systems; and

(4)	carpets: repair any damage (but excluding fair wear and tear) to the carpet or the Lessor’s other furnishings in the Premises where that damage arises from the installation, relocation or removal of any fixtures, fittings, furnishings, plant or equipment or from the Lessee’s Act or Omission.

(d)	In this clause “repair” includes replacement, where repair is not reasonably practical. Any replacements of the Lessor’s fixtures, fittings, furnishings, plant and equipment belong to the Lessor.

5.2	Alterations to premises, partitioning and fixtures

(a)	The Lessee must not without the prior approval of the Lessor and all relevant authorities:

(1)	alter the Premises or the Complex,

(2)	use in the Premises or the Complex any explosive power driven method of fixing articles or any cutting or welding equipment using or generating electric current, heat, flame, molten metal or spark,

(3)	cut, deface, drill, hole, mark or affix anything to any floor, floor covering, ceiling, curtain, wall or window of the Premises or the Complex,

(4)	install, alter or relocate the Lessee’s partitions, fixtures or cabling in or adjacent to the Premises (Lessee’s Fixtures), or

(5)	install additional lights or alter lights, power outlets, switches, electrical switching arrangements, telephone outlets, Lessor’s air-conditioning plant and equipment, plumbing, sprinkler, security and fire alarm installations or other equipment and plant in or adjacent to the Premises.

The Lessor’s approval is not required in relation to alterations to the Premises under clause 5.2(a)(1) or matters referred to in clauses 5.2(a)(3), (4) or (5) (other than in respect of the Initial Fit Out referred to in clause 5.2(f)) which are within the Premises and which do not materially affect the structure, services, electrical, hydraulic, plumbing or mechanical components of the Complex or the Premises or the Lessor’s Equipment.

(b)	In seeking the Lessor’s approval under sub-clause (a), the Lessee must submit to the Lessor the details the Lessor reasonably requires. The Lessor’s approval to the matters in paragraphs (1) to (3) (inclusive) may be given or withheld in its absolute discretion.

(c)	Any approvals given under sub-clause (a) will be subject to the Lessor’s reasonable conditions including (without limit) the standard and quality of finishes and that:

(1)	any contractor keeps current a public liability policy complying with the Lessee’s obligations under clause 6.1 and a contractors all risk policy,

(2)	the Lessee, its contractors and sub-contractors comply with any site agreements applying to the Complex,

(3)	the work be supervised by a person reasonably approved by the Lessor and carried out by competent tradesmen,

(4)	the floor coverings in the Premises and the floors of relevant Common Areas be lined by the Lessee with suitable material during delivery or removal of dust, fibre or powder creating material,

(5)	the Lessee pays the Lessor’s reasonable costs in considering the Lessee’s submissions and supervising those works and the reasonable fees of any consultants engaged by the Lessor, and

(6)	the Lessee obtains and delivers to the Manager copies of certificates of compliance issued by relevant authorities.

(d)	The Lessee must pay:

(1)	the cost of the Lessee’s Fixtures and the cost of installing, altering or relocating the Lessee’s Fixtures,

(2)	the cost of all additional lights and all alterations to the items referred to in sub-clause (a)(5) reasonably required by the Lessor or required by law, by any authority or by the Lessor’s insurer as a result of any of the matters referred to in sub-clause (a), and

(3)	the cost of obtaining the approvals of all relevant authorities to the matters referred to in sub-clause (a).

(e)	The Lessee must ensure that all work carried out by it or on its behalf is carried out at times and in a manner which causes no damage or nuisance to and which minimises disturbance and inconvenience to others occupying or using the Complex. The Lessee must comply with the Lessor’s directions in that respect.

(f)	Despite anything else in this lease:

(1)	the Lessor acknowledges that the Premises have not been fitted out and that the Lessee proposes to carry out substantial fit out works including without limitation installing its own air conditioning and fire protection system, underground fuel storage tanks, power generators and other fixtures and fittings appropriate for a telehouse facility (“Initial Fit Out”).

(2)	The Lessor must not unreasonably refuse or delay approval of the Initial Fit Out provided that the Lessor may withhold its approval in its absolute discretion in relation to any matters concerning the Initial Fit Out which the Lessor believes are likely materially and detrimentally to affect the structure, services, electrical, hydraulic, plumbing or mechanical components of the Premises or the Complex or the Lessor’s Equipment.

5.3	As built drawings and commissioning data

Within ONE (1) month of completion of any works in clause 5.2, the Lessee must obtain and deliver to the Lessor written details of all commissioning data and hard copies of professionally drawn accurately dimensioned “as built” drawings of the works (including diagrams of the items referred to in clause 5.2(a)(5)).

5.4	No mortgage of lessee’s equipment

The Lessee must not charge, lease, hire or mortgage any Lessee’s Equipment without the Lessor’s prior consent which will be given if the Lessee’s credit provider promptly signs and returns the Lessor’s reasonable documentation and the Lessee has paid the Lessor’s reasonable costs and expenses of and incidental to the consent and documentation.

5.5	Cleaning of premises by lessee

(a)	The Lessee must at its own expense engage a contractor (approved by the Lessor) to clean and remove garbage from the Premises. The Lessee must ensure that the contractor regularly cleans the Premises in a proper and workmanlike manner and at all times keeps the Premises clean and free from dirt, garbage and rubbish.

(b)	The Lessee must store and keep all trade waste, trash and garbage in proper receptacles (provided by the Lessee) inside the Premises (including proper and sealed water tight containers for wet garbage) and arrange for the regular removal of all trade waste, trash and garbage from the Premises and the Complex.

(c)	The Lessee must ensure that any equipment or material dangerous to health is properly wrapped before being disposed of and, where appropriate, is sealed in containers which are clearly marked to show the contents of the container and an appropriate warning.

(d)	The Lessee must at all times keep and maintain any waste pipes, drains and conduits originating in the Premises clean, clear and free flowing between their points of origin and their point into the trunk drain. The Lessee must at its own expense employ properly licensed tradesmen approved by the Lessor to promptly clear any blockages.

5.6	Contamination & Underground Storage Tank (“UST”)

              Definitions

(a)	In this clause 5.6, the following expressions have the following meanings:

“Commencement Date” means the date specified in Item 6.

“contaminant” has the meaning given to the term in the Contaminated Land Management Act 1997.

“Environmental Costs” means the following losses, costs, liabilities, expenses and damages:

(1)	those incurred in any Remediation pursuant to a statutory obligation in respect of any Contamination of the land on which the Premises are situate (the “Land”) by Pollutants;

(2)	those incurred in any Remediation pursuant to a statutory obligation in respect of:

A.	any contamination of properties adjoining the Land by; or

B.	any exposure of such properties to;

Pollutants emanating from the Land;

(3)	those incurred as a result of any claim in tort by any third party concerning the presence of Pollutants:

A.	in or on the Land; or

B.	in or on any land and emanating from the Land;

where that presence presents a significant risk of harm to human health or the environment;

(4)	those incurred as a result of or in relation to any agreement between a party and any owner or occupier of land which agreement:

A.	concerns the presence of Pollutants in or on that land and emanating from the Land where that presence presents a significant risk of harm to human health or the environment; and

B.	was reached following receipt by the party of a claim by the owner or occupier;

(5)	those incurred by way of fine or penalty on the party or any director or manager of the party as a result of the presence of Pollutants in or on any land.

“Pollutant” means a pollutant, contaminant, petroleum or petroleum product, dangerous or toxic substance, hazardous substance, chemical, solid, special liquid, industrial or other waste that is regulated in New South Wales in connection with the protection of the environment or health and safety.

“Remediation” has the meaning given to the term in the Contaminated Land Management Act 1997 (NSW).

Environmental Indemnity

(b)	Subject to paragraphs ((c)) and ((d)), the Lessor agrees to indemnify and hold the Lessee harmless from and against all Environmental Costs.

Limitation

(c)	The Lessor has liability under paragraph ((b)) only to the extent that any Environmental Cost relates to Pollutants present in, under or on the Land or any land before the Commencement Date or Pollutants which migrate onto the Land before the Commencement Date.

No other Liability

(d)	Except as provided by paragraphs ((b)) and ((c)), the Lessor has no liability to the Lessee for losses, costs, liabilities, expenses and damages incurred in relation to Pollutants on, in or under or in the vicinity of the Land.

Environmental Indemnity by the Lessee

(e)	Subject to paragraph ((f)) and ((g)), the Lessee agrees to indemnify and hold the Lessor harmless from and against all Environmental Costs.

Limitation

(f)	The Lessee has liability under paragraph ((e)) only to the extent that any Environmental Cost relates to Pollutants which are present in, under or on the Land or any land after the Commencement Date and which are so present as a result of the occupation of the Land by the Lessee.

No other Liability

(g)	Except as provided by paragraph ((e)) and ((f)), the Lessee has no liability to the Lessor for losses, costs, liabilities, expenses and damages incurred in relation to Pollutants on, in or under or in the vicinity of the Land.

No Adverse Action

(h)	Unless required to do so by law or where necessary to prevent or minimise any injury to health, Lessee will not knowingly take any action after Commencement Date which will or could affect Lessor’s liability under paragraph ((b)).

Procedure for Indemnification

(i)	Without limiting clause 4.8((b)) of this Lease, the Lessee will immediately inform Lessor and keep Lessor informed in writing giving full details as for as reasonably practicable as soon as Lessee becomes aware of any actual or potential Environmental Cost.

UST

(j)	Notwithstanding anything to the contrary in paragraph ((h)), the Lessee may, with the prior written approval of the Lessor,

(1)	install; and

(2)	use;

underground fuel storage tanks at the Premises. The Lessor will not unreasonably withhold such approval, and will not withhold such approval in respect of any particular tank if the Lessee certifies in writing to the Lessor that it has obtained all necessary consents and approvals (including development consents) for the installation and use of the tank. The Lessee will install and use any such tank(s) in accordance with all such consents and approvals. The Lessee will, at no cost to the Lessor, carry out or cause to be carried out a written report on the condition and suitability for use of each such tank (including, but not limited to, its structural integrity) at intervals of not less than three years from the Commencement Date. The Lessee will promptly supply to the Lessor a copy of each such report. The Lessee will comply with any duties imposed on it under section 60 of the Contaminated Land Management Act 1997 (NSW) in relation to the tank. The Lessee will comply at no cost to the Lessor with all reasonable requests of the Lessor in relation to the tank and arising from the report. Clause 5.6(j) is subject to the operation of clause 5.6(b) and does not limit the indemnity given by the Lessor under clause 5.6(b)

5.7	Fitout Security Deposit

(a)	The Lessee must pay to the Manager an amount of $5,000 as a security deposit (“Security Deposit”) for the performance by the Lessee of its obligations in relation to the fitting out of the Premises. The Security Deposit:

(1)	will be held by the Manager on behalf of the Lessee in accordance with the provisions of this clause; and

(2)	may be applied by the Lessor or the Manager to rectify any default of the Lessee pursuant to sub-clause (b).

(b)	Prior to occupation of the Premises by the Lessee, the Lessee must attend a meeting with the Lessor and/or the Manager and at that meeting must deliver to the Lessor or the Manager the following:

(1)	certificates and approvals from all relevant authorities authorising the Lessee to occupy the Premises;

(2)	certification (in a form reasonably acceptable to the Lessor) from a contractor nominated or approved by the Lessor acting reasonably that all services have been installed in the Premises in accordance with the requirements of all relevant authorities and are compliant with the base building services;

(3)	two sets (one being a sepia and paper copy and one being C.A.D. copy) of all “as installed” drawings for all services in the Premises including without limiting the generality air-conditioning air balance data and partition layout. The C.A.D. copy must be provided as a 3.5” DOS floppy disk in the following format (in descending order of preference):

A.	Microstation DGN;

B.	Autocad DWG; or

C.	Autocad DXF; and

(4)	copies of all services warranties, guarantees and contractual maintenance obligation in relation to the fitout.

(c)	The Security Deposit or so much thereof as has not been utilised by the Lessor or the Manager pursuant to sub-clause (a)(2) will be refunded to the Lessee on the first to occur of the following:

(1)	the date the obligations of the Lessee in relation to the fitting out of the Premises and in particular sub-clause (b) have been completed and satisfied; and

(2)	this Lease expires or is determined.

6.	Insurance, Risk and Indemnity

6.1	Lessee to effect Insurance policy

(a)	The Lessee must effect and keep current:

(1)	a public liability insurance policy for the Premises and the Car Park in an amount not less than that in Item 11 (or any higher amount determined in good faith by the Lessor and notified in writing to the Lessee) in respect of any single claim; and

(2)	an industrial special risks policy in respect of the Lessee’s Equipment for its full insurable value against all usual risks.

(b)	Each insurance policy in sub-clause (a) must:

(1)	be taken out in the name of the Lessee, note the Lessor as an insured and insure each of their insurable interests,

(2)	be effected with a reputable insurer approved by the Lessor,

(3)	cover the risks and indemnities in clauses 6.3 and 6.4,

(4)	note that it shall not lapse, terminate, vary or forfeit without at least a month’s prior written notice to the Manager,

(5)	bear endorsement that notice of any occurrence given by one insured is deemed to be notice given by all insured parties and that breach of duty or failure by one insured to observe the conditions of the policy does not prejudice the rights of any other insured,

(6)	provide that the insurer waives all claims against the Lessor, its agents, contractors, employees and officers (except to the extent that the claim being waived is caused by the negligence or wilful act or omission of the Lessor, its agents, contractors, employees or officers), and

(7)	conform with the Lessor’s reasonable requirements notified in writing to the Lessee.

(c)	The Lessee must deliver to the Lessor adequate written evidence of the existence and contents of each policy immediately it is effected and of its currency by each anniversary of the date in Item 6 and when reasonably required by the Lessor.

(d)	The Lessee must give the insurer full and true information of all matters known to the Lessee (non-disclosure of which may prejudice the policy) and do all things necessary to provide any information or evidence to enable the Lessor to promptly recover any money due to the Lessor under any policy referred to in this Lease.

6.2	Lessee not to void insurances; extra premiums

(a)	The Lessee must not cause the rate of any insurance premium relating to the Premises or the Complex to be increased, or prejudice or render void or voidable that insurance.

(b)	If the Lessor approves (in its absolute discretion) any request of the Lessee whereby an insurable risk is increased, the Lessee must pay to it any extra premiums due to the increased risk.

6.3	Release of lessor and manager

The Lessee releases the Lessor and the Manager (and their respective agents, contractors and employees) from all actions, claims, demands and Liabilities arising from any damage, loss, death or injury occurring in the Complex or on the Land or on any land adjacent to or adjoining the Land, except to the extent that the same is caused by the negligence or wilful act or omission of the person seeking to be released.

6.4	Indemnities by lessee

Subject to clause 5.6(g) the Lessee indemnifies the Lessor and the Manager (and their respective agents, contractors and employees) against all Liabilities which the Lessor or the Manager (or their respective agents, contractors and employees) suffers or incurs arising out of the Lessee’s Act or Omission, any act or omission of any kind by any trespasser (while that trespasser is in the Premises) or any Lessee’s Equipment.

6.5	Any failure of services

(a)	If any services provided by the Lessor or enjoyed by the Lessee in conjunction with the Premises, the Complex or the Land (including, without limit, the Lessor’s air-conditioning plant and equipment) malfunctions or fails then, subject to sub-clause (b):

(1)	the Lessor is not liable for any resulting Liabilities suffered or incurred by the Lessee or the Lessee’s Agents,

(2)	the Lessee is not entitled to determine this Lease and has no right of abatement or set-off of Base Rent or other money, and

(3)	the Lessee and the Lessee’s Agents have no claim for compensation or damages against the Lessor.

(b)	Despite sub-clause (a), where the Lessor’s air-conditioning plant and equipment fails or malfunctions due to the Lessor’s failure to comply with clause 2.4, the Lessee’s rights (if any) against the Lessor are in damages only.

6.6	No liability for any losses caused by contractors

Despite	any other provision in this Lease, the Lessor is not liable for:

(a)	failure by any security organisation to prevent any unauthorised entry to the Complex or the Premises, or

(b)	death, injury, loss or damage caused or contributed to by a contractor (or its agents, employees or sub-contractors), where the organisation or contractor has been engaged in good faith by or on behalf of the Lessor and the Lessor reasonably believes it is reputable.

6.7	Lessee’s obligations at own risk and expense

Unless this Lease expressly provides otherwise in a particular provision, any act, matter or thing which the Lessee is obliged, required or permitted to do or effect under this Lease, the Lessee’s Equipment and the use and occupation of the Premises by the Lessee are all at the sole risk, cost and expense of the Lessee.

7.	Lessor’s General Rights

7.1	Lessor’s right to inspect and show premises

The Lessor may at all reasonable times on reasonable notice and accompanied by a representative of the Lessee if the Lessee offers to make a representative available at a reasonable time enter the Premises:

(a)	to inspect them to ascertain their repair, condition and value or to determine if the Lessee is in breach,

(b)	to show them to prospective purchasers of the Land or the Complex,

(c)	to show them to prospective tenants during the last year of the Term (unless the Lessee is then entitled to a lease of the Premises for a further term) and during any holding over,

(d)	to inspect them for the purpose of carrying out environmental audits, and

(e)	to inspect them for the purpose of carrying out investigations in relation to possible Contamination.

In having access to the Premises under this clause 7.1 the Lessor must not interfere with the Lessee’s use of the Premises more than is reasonably necessary in the circumstances.

The obligation in this clause 7.1(a) for the Lessor to be accompanied by a representative of the Lessee does not apply in the case of an emergency or where the Lessee’s representative is not available at the appointed time.

7.2	Access for maintenance and authority requirements

(a)	The Lessor may on reasonable notice and accompanied by a representative of the Lessee if the Lessee offers to make a representative available at a reasonable time enter the Premises with materials and equipment to:

(1)	clean, install, inspect, change, maintain, repair, remove or use any part of the Complex (other than the Premises) and the Lessor’s plant, equipment and services in or adjacent to the Premises and the fabric or structure of the Complex;

(2)	carry out works consented to by the Lessee acting reasonably;

(3)	carry out any maintenance or repairs to the Premises; and

(4)	comply with any law, direction, notice, order, requirement or request for which the Lessee is not liable under this Lease.

The obligation in this clause 7.2(a) for the Lessor to be accompanied by a representative of the Lessee does not apply in the case of an emergency or where the Lessee’s representative is not available at the appointed time.

(b)	Under sub-clause (a), the Lessor must not interfere with the Lessee’s use of the Premises more than is reasonably necessary and must remove resulting rubbish and leave the parts of the Premises used clean and in good condition.

7.3	For sale notices

The Lessor may from time to time affix on the Complex and the Premises “For Sale” and “For Lease” signs. The Lessee must not move, remove or alter any such signs.

7.4	Easements and rights of support

(a)	The Lessor may grant rights of support or easements to or enter into any agreement with any person interested in any land or improvement near the Land or any authority, to provide services for or access to the Complex, the Land or nearby land or to support any structure at any time on the Land or on nearby land.

(b)	Despite sub-clause (a), the Lessor must not without the Lessee’s written consent enter into any agreement derogating substantially from the Lessee’s rights in the Premises under this Lease. The Lessee and any Covenantor must (at the Lessor’s request and at its reasonable cost) promptly withdraw any caveat and execute any consents or other documents, to enable the Lessor to exercise its rights under this clause.

7.5	Damage by lessee to the complex or land

The Lessor may make good any damage to the Complex or the Land caused or contributed to by the Lessee’s Act or Omission where the Lessee has failed to make good such damage within a reasonable time after notice from the Lessor requiring it to do so and the Lessee must pay to the Lessor the cost of the making good.

8.	Transfer, Sub-Letting, Sale Of Shares Etc

8.1	Transfer, sub-letting, sharing possession, etc

The Lessee must not transfer, sub-let, part with or share the possession of, grant any licence affecting, or otherwise deal with or dispose of the Premises (or any part of the Premises) or the Lessee’s interest under this Lease unless the following provisions of this clause are satisfied:

(a)	notice to lessor: the Lessee gives the Lessor not less than 14 day’s prior notice of its desire to deal with the Premises, details of the parties, documentation and other relevant circumstances;

(b)	not used

(c)	no default: the Lessee is not in default under this Lease;

(d)	lessor’s requirements: the Lessee transfers, sub-leases or grants a licence to:

(1)	a transferee, sub-lessee or licensee who satisfies the Lessor acting reasonably that:

A.	he is a respectable, responsible and solvent person of comparable financial standing to the Lessee, capable of performing the Lessee’s agreements under this Lease, and

B.	his proposed occupation and business would involve no higher security risk to or loss of amenity within the Complex than the Lessee’s occupation and business;

(2)	a transferee who enters into a deed with the Lessor in the form reasonably required by the Lessor (containing an agreement that he will perform the Lessee’s agreements in this Lease) and who procures for the Lessor the agreements, indemnities and bank and personal guarantees reasonably required by the Lessor;

(3)	a sub-lessee or licensee who enters into a deed with the Lessor containing agreements reasonably required by the Lessor,

including agreements that the Lessor’s consent to the sub-lease or licence is without prejudice to its rights under this Lease, that the sub-lease or licence immediately terminates on the termination of this Lease (unless the Lessor otherwise determines) and that the sub-lessee or licensee must not grant a sub-lease or licence or part with or share the possession of his premises or transfer his sub-lease or licence;

(e)	deed with lessor: the Lessee deals (other than by transfer, sub-lease or licence) with a person who enters into a deed with the Lessor in the form and containing the agreements, indemnities and guarantees reasonably required by the Lessor;

(f)	lessee pays lessor’s costs: the Lessee pays to the Manager within TEN (10) Business Days of notice, the Lessor’s reasonable costs (including legal costs) and disbursements of and incidental to the matters referred to in this clause;

(g)	lessor’s requirements on documentation: the Lessee, transferee, sub-lessee, licensee and any other party to the transaction strictly comply with the Lessor’s reasonable requirements in relation to drawing, stamping and registering the transaction documentation; and

(h)	sub-lease market rent: in the case of a sub-lease, the Lessee provides to the Lessor a written acknowledgment that the rent payable pursuant to the sub-lease is not a market rent.

8.1A	Routine Sub-Leases

The Lessor acknowledges that it is the Lessee’s intention to operate the Premises as a telehouse facility which involves the sub-leasing or licensing of parts of the Premises to sub-tenants or licensees who wish to use the telecommunication and other facilities offered by the Lessee in the Premises. Clause 8.1 does not apply to a sub-lease or licence where:

(a)	the Lessor has approved the form of the “standard” lease or licence upon which the Lessee sub-leases or licences parts of the Premises pursuant to this clause 8.1A;

(b)	the terms and conditions of the relevant sub-lease or licence are substantially those of the standard sub-lease or licence approved by the Lessor under clause 8.1A(a);

(c)	the sub-lease or licence terminates upon or prior to termination or expiration of this Lease;

(d)	the area to be sub-leased or licensed under any one particular sublease or licence does not exceed 20% of the Gross Lettable Area (as determined in accordance with the Property Council of Australia’s method of measurement for Gross Lettable Area – March 1997) of the Premises; and

(e)	the sub-tenant or licensee proposes to use the Premises for any of the purposes referred to in this clause 8.1A.

8.1B	Lessee released on assignment

Subject to clause 8.1C, if the Lessee assigns this Lease in accordance with the requirements of clause 8.1 and the assignee furnishes a bond in accordance with clause 11 to replace the bond provided on behalf of the Lessee, the Lessor and the Lessee shall be deemed to have released each other from all further obligations under this Lease and will each sign such documents and take such other steps as may be reasonably required by the other to effect such release. The Lessor must return any bond provided by the Lessee under clause 11 upon receipt of a replacement bond provided by the assignee in accordance with clause 11.

8.1C	Related corporations

The provisions of clause 8.1 do not apply to any transfer, subletting or other dealing referred to in that clause where the transfer, subletting or other dealing is to a company which is a related body corporate of the Lessee within the meaning of the Corporations Law provided that such related body corporate provides to the Lessor a bond in accordance with clause 11 to replace the bond provided on behalf of the Lessee. The Lessor must return any bond provided by the Lessee under clause 11 upon receipt of a replacement bond provided by the related body corporate in accordance with clause 11. The Lessee shall not be deemed to have been released from its obligations under this Lease pursuant to clause 8.1B where the assignee is a related body corporate of the Lessee unless the requirements of clause 8.1 are satisfied.

8.2	Limits on mortgage of lease

(a)	The Lessee must not charge, mortgage or encumber this Lease or the interest of the Lessee under this Lease or in the Premises.

(b)	Despite sub-clause (a), the Lessee may grant a mortgage or charge over part or all of its assets and undertaking, provided that the mortgagee or chargee first enters into a deed in the form the Lessor reasonably requires, and the Lessee has paid the Lessor’s reasonable costs (including legal costs) and expenses of and incidental to the deed.

8.3	Sale of shares – default unless lessor’s requirements met

(a)	Sub-clause (c) applies if the Lessee is a corporation whose shares are not listed on the Australian Stock Exchange Limited’s official list or a foreign company whose securities are not quoted for trading on a stock exchange or in a public securities market.

(b)	In sub-clause (c):

(1)	PrescribedRights means more than 49% of voting, income or capital participation rights in the Lessee; and

(2)	Transferor means any person or persons who beneficially hold or control the Prescribed Rights (or more than 49% of voting, income or capital participation rights in any other company or companies which beneficially hold or control the Prescribed Rights) as at the date in Item 6 or, if this Lease has been transferred to the Lessee, as at the transfer date.

(c)	The Lessee is in default under this Lease if the Transferor transfers, mortgages, charges (other than in accordance with clause 8.2(b)), grants any option or other rights over, disposes of or ceases to be beneficially entitled to the whole or any part of the Prescribed Rights, unless the following are satisfied:

(1)	notice: the Lessee gives the Lessor not less than a month’s prior notice of its desire to deal with the Prescribed Rights;

(2)	no default: the Lessee is not in default under this Lease;

(3)	lessor’s requirements: the Transferor deals with the whole or part of the Prescribed Rights to a person (Transferee) who:

A.	satisfies the Lessor acting reasonably that the Transferee’s interest in the Prescribed Rights involves no higher security risk to or loss of amenity in the Complex than the Transferor’s interest in the Prescribed Rights; and

B.	procures for the Lessor the agreements, indemnities and guarantees reasonably required by the Lessor; and

(4)	lessee pays lessor’s costs: the Lessee pays to the Manager within TEN (10) Business Days of notice, the Lessor’s reasonable costs (including legal costs) and disbursements of and incidental to the matters referred to in this clause.

(d)	Despite anything else in this clause 8.3, this clause 8.3 does not apply where the Transferee is a related body corporate within the meaning of the Corporations Law of the Lessee or the Transferor.

8.4	Assignment and share transfer – costs and documents

The Lessee must pay the Lessor’s reasonable costs (including legal costs) and disbursements of and incidental to any proposed dealing under clauses 8.1 or 8.3,

even if the Lessee (or other party) does not comply with clauses 8.1 or 8.3 or if the proposed dealing does not proceed.

9.	Termination And Yielding Up Of Premises

9.1	Effect of resumption, destruction or damage

Clause 9.2 only applies if:

(a)	the Premises or the Complex is resumed, or

(b)	the whole or any part of the Complex is destroyed or damaged,

so as to render the Premises during the Term inaccessible or substantially unfit for the Lessee’s use and occupation, so as to deprive the Lessee of use of a substantial part of the Premises during the Term or so as to render the reconstruction of the Complex in its previous form impracticable or undesirable in the Lessor’s opinion.

9.2	Lease may be terminated without compensation; abatement

(a)	In the circumstances in clause 9.1, this Lease may (subject to sub-clause (c)) be terminated by notice by either Lessor or Lessee.

(b)	No liability attaches to any party as a result of termination under this clause, but the termination does not prejudice the Lessor’s and the Lessee’s rights in respect of any prior breach or matter and does not limit any party’s right to compensation from any resuming authority.

(c)	When any damage or destruction in clause 9.1 occurs, the Lessee is only entitled to terminate this Lease pursuant to sub-clause (a) if the Lessor fails to rebuild or make the Premises accessible within a reasonable time (having regard to the damage done and the work required) after the Lessee’s notice requesting the Lessor to do so.

(d)	Nothing in this Lease requires the Lessor to rebuild or make the Premises accessible or fit for the Lessee’s use.

(e)	When any damage or destruction in clause 9.1 occurs, the Base Rent and the Lessee’s Proportion of Outgoings (or a proportionate part according to the Lessor’s determination in good faith of the extent of the damage) will abate until the Premises have been rebuilt or made accessible or fit for the Lessee’s use or this Lease is terminated under this clause.

(f)	Any dispute about the duration or extent of any abatement under sub-clause (e) must be referred to the decision of a single expert nominated (at the request of the Lessor or the Lessee) by the President of the API.

(g)	The expert must be a full member of the API with at least FIVE (5) years’ practice as a registered valuer in New South Wales, must act as an expert and not as an arbitrator, must make his determination promptly and must give notice to the parties of his determination. The expert’s determination (including as to payment of his costs) is final and binding (except for manifest error).

(h)	Until the dispute is determined, the Lessee must pay Base Rent and Lessee’s Proportion of Outgoings in the amounts determined by the Lessor under sub-clause (e). Within TEN (10) Business Days of the expert notifying the Lessor and the Lessee of his determination, any necessary adjustment must be made between the Lessee and the Lessor.

9.3	Removal of lessee’s equipment

(a)	Right/obligation to remove: The Lessee:

(1)	may at any time prior to the expiration of this Lease, and

(2)	must immediately prior to or at the expiration or surrender of this Lease (or if this Lease is otherwise sooner determined, within TEN (10) Business Days after the sooner determination),

remove all Lessee’s Equipment from the Complex.

(3)	Notwithstanding paragraphs (a)(1) and (2), immediately prior to or at the expiration or surrender of this Lease, the Lessor can elect to require the Lessee not to remove the Lessee’s Equipment (or any part of it). If the Lessor so elects, the Lessee must not remove from the Premises the Lessee’s Equipment (or any part of it) and such Lessee’s Equipment (or any part of it) becomes the property of the Lessor. This paragraph does not apply in respect of items which do not form an integral part of the Complex and which can readily be removed by the Lessee and used elsewhere.

(b)	Conditions applying to removal: Subject to paragraph (a)(3), in such removal, the Lessee must:

(1)	do no damage to the Complex (or immediately make good to the Lessor’s satisfaction any damage caused in removing the Lessee’s Equipment),

(2)	make good to the Lessor’s satisfaction any damage caused in affixing or installing the Lessee’s Equipment,

(3)	take proper steps to prevent damage and excess wear to all relevant floors and floor coverings in the Complex,

(4)	remove all rubbish and leave the parts of the Complex used in removing the Lessee’s Equipment clean and in good condition, and

(5)	comply with the Lessor’s then usual reasonable conditions in respect of removal and make good works.

(c)	Lessor’s approval of certain removal works: The Lessee must have the removal of the Lessee’s Equipment carried out by contractors approved by the Lessor and in accordance with procedures approved by it.

(d)	Lessee to submit details of removal work: The Lessee must submit details of the proposed removal works for the Lessor’s approval not less than TWO (2) months before the date in Item 7.

(e)	Conditions applying to lessee’s entry if lease determined: The Lessee and the Lessee’s Agents may only enter the Premises after the expiration or sooner determination of this Lease to comply with this clause and clause 9.5. Entry may only be effected during Established Complex Hours, with the Lessor’s prior consent and on the basis that Part 6 and sub-clause (b) apply and that the policies in clause 6.1(a) are current.

9.4	Lessee’s equipment not removed

(a)	If the Lessee does not remove and carry away the Lessee’s Equipment in accordance with clause 9.3, then (subject to clause 9.6(b)) the interest of the Lessee in the Lessee’s Equipment not removed immediately passes to the Lessor.

(b)	Where the Lessee’s interest in any Lessee’s Equipment has passed to the Lessor, the Lessor may leave the Lessee’s Equipment on the Premises or (at the Lessee’s expense) remove and dispose of the equipment in any way the Lessor thinks fit and repair any damage caused, at the Lessee’s cost.

(c)	The Lessee indemnifies the Lessor against any Liabilities suffered or incurred by the Lessor in respect of or arising out of sub-clauses (a) and (b).

9.5	Premises to be in good condition on yielding up

(a)	The Lessee must immediately on the expiration or sooner determination of this Lease deliver back possession of the Premises to the Lessor clean and free from rubbish and in good and substantial repair, order and condition in accordance with the Lessee’s agreements for maintenance, repair and condition in this Lease.

(b)	Services means that part of the services and facilities (including air-conditioning thermostats, ducts and outlets, fire sprinkler heads and piping, fire hose reels and fire hydrants, security and fire alarm equipment, lighting, central electrical switching arrangement, emergency lighting and exit signs) provided or installed by or on behalf of the Lessor in the Premises or for the benefit of the Premises in any floor of the Premises or in any ceiling cavity or walls adjoining the Premises.

(c)	Fitout/Occupation Date means the earlier of:

(1)	the date on which possession of the Premises was first granted (whether under this Lease or otherwise) to the Lessee or the Lessee’s Predecessors, and

(2)	the date of commencement of the first fit out of the Premises by or on behalf of the Lessee’s Predecessors or the Lessee.

(d)	The Lessee must put all the Services into the same good repair, order and condition as existed prior to the Fitout/Occupation Date.

(e)	Without limiting or being limited by sub-clauses (a) and (d), the Lessee must:

(1)	replace services: put all the Services into either the same positions as existed prior to the Fitout/Occupation Date or (if required by the Lessor) into such other positions as are notified in writing by the Lessor, provided that the cost to the Lessee of putting the Services in the other positions must not be greater than the cost (estimated by the Lessor, in good faith) of putting the Services into the positions which existed prior to the Fitout/Occupation Date. The Lessee’s obligation includes installing new cables, conduits, wires, ducting, piping and pipes (of a standard not less than that then existing) to link up the Services so that they are operational once in the required positions.

(2)	remove cables: remove all cables, conduits, wires, ducting, piping and pipes in or servicing the Premises installed by or on behalf of the Lessee or the Lessee’s Predecessors (or any sub-lessee or licensee of any of them), other than those necessary for the Services to be operational after the Lessee has complied with paragraph (1).

(3)	remove partitions: remove all partitions and intra-tenancy walls installed by or on behalf of the Lessee or the Lessee’s Predecessors (or any sub-lessee or licensee of any of them).

(4)	re-balance air-conditioning: following the removal of all of the Lessee’s Equipment, partitions and intra-tenancy walls, re-balance the air-conditioning plant and equipment exclusively serving the Premises as appropriate to the then relevant standard to service the Premises with an open-plan layout.

(5)	reinstate holes in structure: make good and reinstate the structure of any part of the Complex into which any hole has been made by or on behalf of the Lessee, the Lessee’s Agents or any of the Lessee’s Predecessors.

(6)	repair/replace ceiling tiles: either put the ceiling tiles into good and substantial repair, order and condition (fair wear and tear excepted) or replace the ceiling tiles (or such of the ceiling tiles that cannot be repaired) with new ceiling tiles approved by the Lessor of a standard not less than that of the ceiling tiles then provided by the Lessor to premises in the Complex.

(7)	repair carpet: either put the carpet into good and substantial repair, order and condition (including replacing to the Lessor’s satisfaction all areas cut out) or replace that carpet with new carpet approved by the Lessor of a standard not less than that of the carpet then provided by the Lessor to premises in the Complex.

(8)	shampoo carpet: have the carpet shampoo cleaned by a reputable contractor.

Clauses 9.5(e)(1)(3) and (4) do not apply if and to the extent that partitions and intra-tenancy walls installed by or on behalf of the Lessee or the Lessee’s Predecessors (or any sub-lessee or licensee of any of them) will be used by the Lessor or a person who has entered into an agreement for lease or lease of the Premises from the Lessor.

(f)	Nothing in this clause imposes any obligation on the Lessee to make good any damage caused by reasonable wear and tear, explosion, earthquake, aircraft or other aerial device, civil commotion, fire, flood, lightning, riot, storm, tempest, act of God or war.

(g)	The Lessee must immediately repair any damage to the Complex arising out of any Lessee’s Act or Omission under this clause. However, this sub-clause does not limit the Lessor’s right under clause 7.6 to make good damage.

9.6	Not Used

9.7	Application of clauses 9.3 to 9.6

(a)	If the Lessee has entered into or is legally entitled to a lease of the whole of the Premises for a further term after the expiration of this Lease, then clauses 9.3 to 9.6 (inclusive) do not apply to the extent that they relate to rights of the Lessor or obligations of the Lessee at or about the expiration of this Lease.

(b)	Clauses 9.3 and 9.4 do not apply to any Lessee’s Equipment transferred (with the Lessor’s prior approval) to the Lessor or to a person who has entered into an agreement for lease or lease with the Lessor or to some recognised financial institution allowing its use by the person (provided that clause 5.4 has been complied with).

(c)	Without limiting the continuing effect of any other provisions, clauses 9.3 to 9.6 (inclusive) continue to operate if this Lease expires or is terminated.

9.8	Holding over – monthly; lessee to apply for approval

(a)	Subject to sub-clause (b), the Lessee must vacate the Premises at the expiration of the date in Item 7.

(b)	With the Lessor’s prior approval (given or withheld in its absolute discretion), the Lessee may continue to occupy the Premises beyond the date in Item 7. Such occupation is for a fixed term of ONE (1) month and then from month to month, on the provisions of this Lease (so far as applicable) and at a monthly rent which is a monthly proportion of the sum of the Base Rent current on the date in Item 7 and the Lessee’s Proportion of Outgoings.

(c)	Without limiting clause 10.2, the tenancy in sub-clause (b) is determinable at any time by the Lessor or the Lessee by ONE (1) month’s notice expiring on any day.

10.	Default And Re-Entry

10.1	Lessor’s right to remedy defaults

(a)	If the Lessee fails to pay, do or effect anything in accordance with this Lease, the Lessor may (after notice to the Lessee specifying the default, except where the Lessor perceives an emergency, when no notice is required) pay, do or effect the thing as if it were the Lessee and at the Lessee’s cost. This clause does not affect the Lessor’s other rights and remedies.

(b)	The Lessor may enter and remain on the Premises to do or effect anything referred to in sub-clause (a) and the Lessee must pay to the Lessor the Lessor’s costs and expenses incurred or paid in doing or effecting that thing.

10.2	Default or breach by lessee – re-entry

The Lessor may re-enter the Premises without prior notice or demand if:

(a)	any money payable by the Lessee to the Lessor under this Lease is not paid within TEN (10) Business Days of the due date, or

(b)	the Lessee breaches any provision of this Lease and, where the breach is capable of remedy, it has not been remedied to the Lessor’s reasonable satisfaction within a reasonable time after service of notice on the Lessee specifying the breach and, where the breach is not capable of remedy, but the Lessor can reasonably be compensated for any damage suffered as a result of such breach, the Lessee has not within a reasonable time after service of notice on the Lessee specifying the breach, offered to pay such reasonable compensation to the Lessor, or

(c)	an order is made or a resolution is effectively passed for winding up the Lessee or any Covenantor (being a corporation) or any act or event mentioned in Section 461(a)-(k) of the Corporations Law occurs in relation to the corporation.

Upon re-entry this Lease is determined. This clause is without prejudice to any claim or other remedy which the Lessor has or may have against the Lessee or any Covenantor in respect of any breach of this Lease. This clause has effect despite any other provision in this Lease.

10.3	Damages claimable by lessor

(a)	If an event referred to in clause 10.2(a) or (b) occurs, the Lessee is in breach of a fundamental and essential term of this Lease.

(b)	In addition to the Lessor’s other rights and remedies, where the Lessor has re-entered the Premises pursuant to clause 10.2 or the Lessor accepts the Lessee’s repudiation of this Lease, the Lessee shall be liable to the Lessor in damages for the Lessee’s breach of the Lease.

(c)	This clause does not limit any right of the Lessor to recover damages for any other loss. The Lessor’s right to recover damages is not affected by the Lessor’s acceptance of the Lessee’s repudiation or by the parties’ conduct constituting a surrender by operation of law.

10.4	No waiver

(a)	Failure to exercise, delayed exercise or partial exercise of any available remedy or right does not waive any breach by a party.

(b)	Waiver by a party of a particular breach is not a waiver of any other breach or default.

(c)	Demand or acceptance by the Lessor of money payable under this Lease after the Lessee’s breach or default does not prejudice any other right or remedy of the Lessor.

11.	Bank Bond/Guarantee

11.1.	Lessee to obtain unconditional bank bond

(a)	On or by the date in Item 6, the Lessee must obtain and deliver to the Lessor an enforceable and irrevocable bond in favour of the Lessor (and its successors and assigns) given by an Australian domiciled bank carrying on business in Sydney (Bank) under which the Bank undertakes unconditionally on terms satisfactory to the Lessor to pay to the Lessor on demand any sum up to an aggregate of the Guaranteed Sum.

(b)	If a payment is made to the Lessor after a demand under clause 11.2, the Lessee must within TEN (10) Business Days of being notified by the Lessor, obtain and deliver to the Lessor a further bond for the amount necessary to ensure that a bond or bonds are maintained which secure the Guaranteed Sum to the Lessor. The bond or bonds must not specify an expiry date.

(c)	Guaranteed Sum means the amount (if any) specified in Item 15 together with the amount of any further bond required to be obtained under clause 11.4.

11.2.	Bond available to meet lessee’s breaches

(a)	The Guaranteed Sum (or any part of it, as determined by the Lessor but not exceeding, in aggregate, the Guaranteed Sum) is payable on the Lessor’s demand. The Lessor may not make demand until the Lessee breaches this Lease and the Lessor has suffered loss as a result. The amount demanded by the Lessor must not exceed the Lessor’s reasonable estimate of the amount of that loss.

(b)	The Lessee irrevocably agrees that the Bank must act immediately on the Lessor’s demand, without reference to the Lessee and even if the Lessee has instructed the Bank not to pay the Lessor.

(c)	Acceptance of the bond or payment under it does not limit the Lessor’s rights or waive any breach by the Lessee.

11.3.	Duration of bond

The	bond must continue in force until the earliest of:

(a)	payment to the Lessor by the Bank of the whole of the amount secured by the bond; or

(b)	the receipt by the Bank of either a notice from the Lessor that the bond is no longer required or the bond (returned with the Lessor’s consent).

11.4.	Further bond on base rent increases

(a)	If the Base Rent is increased during the Term, the Guaranteed Sum automatically increases by the same proportion as the increase in the Base Rent (rounded up to the nearest dollar).

(b)	Within TEN (10) Business Days of the Guaranteed Sum increasing, the Lessee must obtain and deliver to the Lessor a further bond complying with clause 11.1 for the amount necessary to ensure that a bond or bonds are maintained which secure the then current Guaranteed Sum to the Lessor.

12.	Covenantor

12.1.	Covenant – joint and several liability

In consideration of the Lessor’s entry into this Lease at the Covenantor’s request (or for other valuable consideration given by the Lessor), the Covenantor unconditionally and irrevocably agrees that it is liable to the Lessor for the Lessee’s obligations to the Lessor under or arising out of this Lease. Each Covenantor is liable individually and collectively with the Lessee and each other Covenantor to the Lessor.

12.2.	Indemnities

(a)	The Covenantor indemnifies the Lessor against all Liabilities the Lessor suffers or incurs if the Lessee fails to comply with this Lease, if any provision of this Lease is not enforceable by the Lessor or if this Lease is disclaimed by the Lessee’s liquidator or trustee in bankruptcy.

(b)	No disclaimer relieves the Covenantor of its obligations under this indemnity. Each indemnity survives any termination of this Lease.

12.3.	Principal obligations

(a)	The obligations of each Covenantor under this Lease are principal obligations and are not collateral or secondary to any other obligations (including those of the Lessee) and are not affected by any bond, guarantee, indemnity, judgment security or right (Security) which the Lessor may hold at any time in respect of the Lessee’s liability.

(b)	The Lessor need not realise for the benefit of the Covenantor any Security held by the Lessor in respect of the Lessee or any funds or assets that the Lessor may be entitled to receive or claim on.

(c)	The Lessor may vary, exchange, renew, release or refuse to complete or to enforce any Security held by the Lessor.

12.4.	Continuing liability of covenantor

Each Covenantor’s liability under this Lease is a continuing liability and is not affected by any act, matter or thing (whether or not done with the Covenantor’s consent) including, without limit:

(a)	expiration or termination (including by re-entry) of this Lease;

(b)	the death, bankruptcy, assignment for the benefit of creditors, arrangement with creditors, winding-up, reconstruction, administration, receivership, liquidation, striking off or other incapacity of the Lessee or any other Covenantor;

(c)	the Lessor becoming a party to or bound by any compromise, assignment of property, scheme of arrangement, composition of debts or scheme of reconstruction relating to the Lessee, any other Covenantor or any other person;

(d)	the grant of time, credit or other indulgence to the Lessee, the Covenantor or any other person;

(e)	the whole or partial release or discharge of the Lessee or any other Covenantor from any obligation;

(f)	any transaction, arrangement or agreement in respect of this Lease or otherwise between any of the parties or with any other person;

(g)	the Lessor failing to exercise, waiving or deferring any or all of its powers, rights or remedies under this Lease;

(h)	any act or omission contrary to the Covenantor’s interests by the Lessor or any other person or any failure to give effective notice of any breach of this Lease;

(i)	obtaining any judgment or order against any party;

(j)	any actual or alleged set-off, defence, counter-claim or other deduction on the part of the Lessee or any Covenantor;

(k)	any payment made to the Lessor and later avoided;

(l)	any rent review or increase in amounts payable by the Lessee under this Lease, any variation of this Lease, any holding over, any consent or approval given by the Lessor pursuant to this Lease or any transfer or other dealing in respect of this Lease; or

(m)	any other act, default, delay, event, mistake or omission of the Lessor or any other person whereby the Covenantor’s liability to the Lessor would, but for this clause, have been affected.

12.5.	Assignment of benefit of covenant

(a)	The Lessor may transfer the benefit of the Covenantor’s agreements to any transferee of the Lessor’s interest in the Land, this Lease or the reversion of this Lease.

(b)	Such transfer in no way affects the Covenantor’s agreements under this Lease which shall then be to the transferee (or in the case of a partial transfer, to the Lessor and the transferee).

(c)	The Covenantor must (if requested by the Lessor and at its reasonable expense) promptly enter into a deed with any transferee from the Lessor in terms substantially similar to this Part.

12.6.	No proof in estate of lessee in competition with lessor

(a)	If any bankruptcy, assignment for the benefit of creditors, arrangement with creditors, winding-up, liquidation, receivership or other demise of the Lessee (Demise) results in claims by creditors, the Covenantor must not prove or claim in competition with the Lessor so as to diminish any distribution, dividend or payment which (but for such claim) the Lessor would be entitled to receive arising out of the Demise.

(b)	Despite sub-clause (a), the Covenantor must, if required by the Lessor, prove or claim in the Demise, and any amount received by the Covenantor from any distribution, dividend or payment will be received and held by the Covenantor in trust for the Lessor and must be paid to the Lessor on demand in reduction of the amount owing to the Lessor by the Lessee or the Covenantor.

12.7.	Warranties by covenantor

Each	Covenantor which is a corporation or trustee warrants that:

(a)	it has full and unrestricted power and authority to agree and indemnify as provided in this Lease and to execute this Lease, and

(b)	its entry into this Lease is part of the proper administration or purposes of the corporation or trust and is for the commercial benefit of the corporation or trust.

12.8.	Covenantor to pay lessor’s costs

The Covenantor must pay within TEN (10) Business Days of written demand the Lessor’s reasonable legal and other expenses (on an indemnity basis) incurred in the exercise or attempted exercise of any power, remedy or right conferred on the Lessor by this Part.

13.	Option for Further Term

13.1.	Right to lease for further term

If a further term is set out in Item 8, the Lessee may lease the whole of the Premises for the Further Term subject to this Part.

13.2.	Conditions for grant of further term

(a)	The Lessor must grant to the Lessee and the Lessee must take a lease of the whole of the Premises for the Further Term at an initial Base Rent determined under clause 13.3, provided that all the following are satisfied:

(1)	notice: the Lessee serves on the Lessor not more than TWELVE (12) months and not less than NINE (9) months before the Termination Date a notice requesting the grant of the lease for the Further Term (“Lessee’s Notice”);

(2)	payments punctually made: the Rent and other money payable to the Lessor under this Lease have been duly and punctually paid;

(3)	no breach: the Lessee has not persistently been in breach of this Lease during its Term (whether or not the Lessee is in breach of this Lease at the date of service of the Lessee’s Notice or at any subsequent time during the Term); and

(4)	occupation: the Lessee occupies the Premises at the Termination Date.

(b)	If the Lessor does not intend to grant to the Lessee the lease for the Further Term due to any breach of this Lease by the Lessee of which the Lessor is aware at the date of service of the Lessee’s Notice, the Lessor must serve on the Lessee within FOURTEEN (14) days of receipt of the Lessee’s Notice, a notice as required under section 133E of the Conveyancing Act specifying the Lessee’s breach.

13.3.	Initial base rent

(a)	If the New Lease Commencement Date is a Review Date:

(1)	The initial Base Rent is the amount agreed or determined as the Current Base Rent as at the New Lease Commencement Date.

(2)	The Base Rent agreed or determined must not be less than the Base Rent current at the Termination Date.

(3)	If the Base Rent has not been agreed or determined by the New Lease Commencement Date, the Base Rent notified by the Lessor to the Lessee pursuant to clause 2 of Schedule 2 shall apply unless and until there is an agreement or determination to the contrary pursuant to Schedule 2.

(b)	If the New Lease Commencement Date is not a Review Date, the initial Base Rent is the Base Rent current at the Termination Date.

13.4.	Terms of further lease

(a)	Subject to this Pan, the lease for the Further Term must contain the provisions of this Lease, except that the Lessor may require any provision to be amended or added in the further lease to reflect changes in the improvements comprising the Complex or its management or otherwise to incorporate provisions which the Lessor would in the first instance require (in good faith) from any prospective lessee if the Lessee had not exercised its right to the lease for the Further Term.

(b)	The relevant parts of the reference schedule of the lease for the Further Term must be completed appropriately having regard to:

(1)	the criteria for adjustment of public liability insurance under clause 6.1(a); and

(2)	the current name, residential address and occupation or registered office (as the case may require) of the Covenantor (if any).

(c)	The further lease must contain a right for a further lease(s) for the further term(s) (if any) set out in the remaining applicable paragraph(s) in Item 8 in terms similar to this Part except that any lease for the last of the further terms must not contain this Part.

13.5.	Execution of further lease

The Lessee and the Covenantor (if any) must execute the lease for the Further Term and return it to the Manager within ONE (1) month of receipt of the lease by the Lessee.

13.6.	Bond on grant of further term

(a)	This clause applies if a lease for the Further Term is granted under this Part and a bond is required under this Lease at the Termination Date.

(b)	The Lessee must obtain and deliver to the Lessor an enforceable and irrevocable bond in favour of the Lessor (and its successors and assigns) and otherwise complying with clause 11.1(a). The bond must be expressed to apply from the New Lease Commencement Date to the date THREE (3) months after the date of expiration of the Further Term.

(c)	On and from the New Lease Commencement Date, the initial “Guaranteed Sum” means the greater of the Guaranteed Sum current at the Termination Date and the Guaranteed Proportion of the initial Base Rent for the Further Term (agreed or determined under clause 13.3). The “Guaranteed Proportion” is the proportion obtained by dividing the number set out in Item l5(b) by 12 and multiplying the result by l00. The Guaranteed Sum determined in accordance with this clause must be inserted in the relevant item of the reference schedule of the lease for the Further Term.

(d)	The fresh bond must be delivered to the Lessor no later than TEN (10) Business Days after the later of the New Lease Commencement Date and the date on which the initial Base Rent for the Further Term is agreed or determined.

(e)	Despite sub-clauses (b) to (d), if the initial Base Rent for the Further Term has not been agreed or determined by the New Lease Commencement Date, then the Lessee must obtain and deliver to the Lessor on or by the New Lease Commencement Date an enforceable and irrevocable bond in favour of the Lessor (and its successors and assigns) for the Guaranteed Sum current at the Termination Date and otherwise complying with clause 11.1(8). The bond must be expressed to apply from the New Lease Commencement Date to the date THREE (3) months after the date of expiration of the Further Term.

(f)	The Lessor must return to the Lessee the bond provided under sub-clause (e) on receipt of the bond provided under sub-clauses (b) to (d).

14.	Limited recourse against responsibility entity: Lend Lease Real Estate Investments Limited

(a)	“Responsible Entity” means Lend Lease Real Estate Investments Limited (as responsible entity and trustee of the registered managed investment scheme known as Australian Prime Property Fund Industrial).

(b)	The Responsible Entity enters into this Lease only in its capacity as trustee of the Australian Prime Property Fund Industrial (the “Scheme”) and in no other capacity. A liability arising under or in connection with this Lease is limited to and can be enforced against the Responsible Entity only to the extent to which it can be satisfied out of property of the Scheme out of which the Responsible Entity is actually indemnified for the liability. This limitation of the Responsible Entity’s liability applies despite any other provision of this Lease and extends to all liabilities and obligations of the Responsible Entity in any way connected with any representation, warranty, conduct, omission, agreement or transaction related to this Lease.

(c)	The parties, other than the Responsible Entity, may not sue the Responsible Entity in any capacity other than as trustee of the Scheme, including seeking the appointment of a receiver (except in relation to property of the Scheme), a liquidator, an administrator or any similar person to the Responsible Entity or prove in any liquidation, administration or arrangement of or affecting the Responsible Entity (except in relation to property of the Scheme).

(d)	The provisions of this clause shall not apply to any obligation or liability of the Responsible Entity to the extent that it is not satisfied because under the constitution establishing the Scheme or by operation of law there is a reduction in the extent of the Responsible Entity’s indemnification out of the assets of the Scheme, as a result of the Responsible Entity’s fraud, negligence or breach of trust.

Schedule 1 – Particulars of Outgoings

SECTION A – OUTGOINGS

Outgoings include (without limit):

1	Rates and Taxes

Rates and taxes (including land tax, calculated on the taxable value of the Land on a single holding basis, but excluding the Lessor’s income tax or capital gains tax), assessments and charges (including charges for water and sewerage usage, drainage, trade waste and fire services), fees and levies and impositions and duties of any authority, body, department, government or instrumentality assessed, charged, imposed or levied in respect of the Complex, the Land or services to the Complex or the Land (regardless of ownership) or assessed, charged, imposed or levied in connection with the management or operation of the Complex or the Land and bank charges incurred in connection with the management and operation of the Complex (including bank debits tax).

2	Insurance

Insurance premiums, stamp duty and brokers fees for:

(a)	insurance of the Complex (but not to the extent that such insurance exceeds its full insurable reinstatement value),

(b)	insurance of the Complex and the Lessor and the Manager against other risks relating to the Lessor’s interest in the Complex as the Lessor deems necessary or desirable (including public liability, consequential and economic loss, machinery breakdown and any other insurance incidental to ownership, repair, maintenance, management and security of the Complex and the Land (or either of them)), and

(c)	workers compensation insurance for people performing functions in relation to the Complex (where applicable, adjusted to reflect the proportion of time spent in relation to the Complex and to other activities).

3	Repairs and maintenance

Costs of maintaining and repairing (including repair by replacement of parts) the following in or of the Complex or the Land including but not limited to:

(a)	air-conditioning plant and equipment, sprinkler and fire alarm installations, fire fighting equipment and security systems,

(b)	mechanical, hydraulic, electrical and electronic equipment,

(c)	toilets, basins, taps, sanitary stacks, fountains, pipes, plumbing, grease traps and associated appurtenances,

(d)	switches, outlets, lights, conduits, wiring and other electrical appurtenances, and

(e)	Common Areas, plant rooms, cleaners’ rooms, security or fire control rooms, service ducts and risers (and fixtures, fittings and furnishings in them) (including painting them).

4	Cleaning and other costs

Costs for cleaning all interior and exterior surfaces of windows in the Complex, the surface of the facade of the Complex and the items in clauses 3(c) and (e) of Section A of this Schedule, and costs in respect of:

(a)	toilet and washroom requisites in the Complex,

(b)	landscaping, planting, weeding and maintaining any gardens, lawns, plants and flowers in Common Areas,

(c)	any licence or permit for disposal of waste from the Complex, and

(d)	removing graffiti from the Complex.

5	Services

Costs in respect of:

(a)	liquid waste removal, garbage removal, excess water charges and similar services not within clause 1 of Section A,

(b)	security, control, tenant liaison services or operations management services for the Complex,

(c)	control of pests in Common Areas and any safety or environmental audits for the Complex,

(d)	the auditor’s certificate pursuant to clause 3.3(b)(2),

(e)	annual environmental, risk, fire and essential services audits undertaken in respect of the Complex, and

(f)	all other services provided in respect of the Complex and the Land (or either of them).

6	Management

A management fee or charge to cover the Lessor’s cost of having the Complex and the Land managed, which must not exceed the actual management fee or charge paid or payable by the Lessor to the Manager.

7	Energy costs

All costs for electricity, gas, oil and any other source or type of energy, power or fuel in respect of the Complex or the Land.

SECTION B – APPORTIONMENT OF OUTGOINGS

1	Where an amount included in Outgoings does not relate to the whole of the Land, the Lessee’s Proportion of that amount is the amount calculated as follows:

A% =	B x 100 C

where:

A =	the Lessee’s Proportion referred to in this clause;

B =	the Area; and

C =

the total gross lettable area of that part of the Complex to which the amount relates, measured in accordance with the principles for measurement of gross lettable area as published in the PCA publication “Method of Measurement for Lettable Area” (1997 Revision).

2	This section applies despite any other provision of this Lease.

Schedule 2 – Reviews of Base Rent

1	Interpretation and time to be of the essence

(a)	In this Schedule:

(1)	unless the context otherwise requires a reference to a clause is a reference to a clause in this Schedule.

(2)	time is of the essence. Failure to observe any time limit in this Schedule is a failure to discharge the relevant obligation or exercise the relevant right.

(b)	When agreed or determined in accordance with this Schedule, the Current Base Rent is binding on the parties to this Lease.

2	Reviews of base rent – lessor’s notice

(a)	The Lessor may at any time in the period commencing THREE (3) months before a Review Date and expiring on the next Review Date (or, if there is no following Review Date, the expiration of the Term), serve on the Lessee a notice reviewing the Base Rent to an amount which the Lessor determines to be the annual market rent of the Premises as at the subject Review Date.

(b)	The amount notified in the Lessor’s Notice is the Base Rent on and from the subject Review Date unless and until there is agreement or a determination to the contrary pursuant to this Schedule, at which time the agreed or determined amount will become the Base Rent payable on and from the subject Review Date.

(c)	Despite sub-clause (b), if the Lessee serves notice in accordance with clause 4, then (on an interim basis) the Base Rent on and from the subject Review Date will be the greater of the Base Rent current immediately prior to the subject Review Date and NINETY per cent (90%) of the amount notified in the Lessor’s Notice.

(d)	The Lessee must pay that interim Base Rent until there is written agreement or a determination to the contrary under this Schedule.

(e)	The Lessor’s Notice is binding on the parties (except in the case of manifest typographical error). Except as provided in clause 4, it must not be challenged due to any failure (or alleged failure) by the Lessor to have proper regard to the Criteria or due to any other reason.

3	Essential qualifications of valuer

(a)	Each Valuer must be a person who is a full member of the API at all times during his appointment under this Lease and who has (at the date of his appointment) not less than FIVE (5) years practice as a registered valuer valuing industrial premises in the Sydney metropolitan area. Any purported appointment as a Valuer of a person not so qualified is ineffective.

(b)	In agreeing or determining the Current Base Rent, each Valuer must act as an expert and not as an arbitrator. Any laws relating to arbitration do not apply.

4	Dispute by Lessee of reviewed amount – lessee’s notice

If, within FIFTEEN (15) Business Days after service of the Lessor’s Notice, the Lessee serves on the Lessor a notice disputing that the amount notified in the Lessor’s Notice is the Current Base Rent and setting out the amount which the Lessee considers to be the Current Base Rent, then the Lessor and the Lessee must try to agree the Current Base Rent within TEN (10) Business Days after service of the Lessee’s Notice.

5	Lessee and lessor to endeavour to agree on valuer

If the Current Base Rent is not agreed under clause 4, the Lessor and the Lessee must try (within TWENTY (20) Business Days after service of the Lessee’s Notice) to agree on the Valuer to be appointed to determine the Current Base Rent.

6	Effect of failure to agree on valuer

(a)	If the Current Base Rent is not agreed under clause 4 and the Lessor and the Lessee do not agree (within TWENTY (20) Business Days after service of the Lessee’s Notice) on the Valuer to be appointed to determine the Current Base Rent, either the Lessor or the Lessee may request the President of the API to promptly appoint (on behalf of the Lessor and the Lessee) a Valuer to determine the Current Base Rent within TWENTY (20) Business Days of his appointment date and to promptly notify the Lessor and the Lessee by notice of the amount determined and the reasons for the determination.

(b)	The President of the API must promptly notify the Lessor and the Lessee of the Valuer’s appointment and his appointment date.

(c)	If a Valuer appointed under this clause does not, within TWENTY (20) Business Days of his appointment date, comply with both of the following:

(1)	determine the current Base Rent; and

(2)	notify the Lessor and the Lessee by notice of the amount determined and the reasons for the determination,

then either the Lessor or the Lessee may request a further appointment under this clause.

7	Adjustment of base rent once agreed or determined

(a)	If the Current Base Rent agreed or determined exceeds the interim Base Rent payable under clause 2(c), the Lessee must pay to the Lessor, within TWENTY (20) Business Days of the agreement or determination:

(1)	the difference between the Current Base Rent from the subject Review Date and the interim Base Rent paid since the subject Review Date; and

(2)	interest on the difference, being TWO per cent (2%) more than the Westpac Indicator Lending Rate quoted on the day the Current Base Rent is agreed or determined, calculated daily on that part of the difference which would have been paid by the Lessee from time to time (if the amount agreed or determined had been the amount paid from the subject Review Date) and computed up to and including the day the Lessee pays the difference to the Lessor.

(b)	If the Current Base Rent agreed or determined is less than the interim Base Rent payable under clause 2(c), the Lessor must pay to the Lessee, within TWENTY (20) Business Days of the agreement or determination:

(1)	the difference between the interim Base Rent paid since the subject Review Date and the Current Base Rent from the subject Review Date; and

(2)	interest on the difference, being TWO per cent (2%) more than the Westpac Indicator Lending Rate quoted on the day the Current Base Rent is agreed or determined, calculated daily on the additional amounts as they were paid to the Lessor and computed up to and including the day the Lessor pays the difference to the Lessee.

(c)	Notwithstanding any other provision of this Lease, the Current Base Rent determined in accordance with this Schedule must not exceed an amount equivalent to the Base Rent payable immediately prior to the subject Review Date increased by twenty per cent (20%).

8	Costs of valuers

The costs, fees and expenses of each Valuer appointed under this Schedule must be borne by the Lessor and the Lessee in equal shares.

9	Criteria for determining the current base rent

(a)	The annual market rent of the Premises at the subject Review Date must (subject to sub-clause (b)) be determined on the basis of the following Criteria:

(1)	Comparable rents: rents as at the Review Date in respect of any comparable premises;

(2)	Condition of premises: any adverse effect on the condition or rental value of the Premises arising out of a breach of this Lease by the Lessee (or any sub-lessee or Lessee’s Predecessors) is not to have occurred;

(3)	Period between reviews: the period which will elapse between the Review Date and the next Review Date or CPI Review Date (if any);

(4)	Length of term: the length of the whole of the Term, to the intent that the fact that part of the Term may have elapsed as at the Review Date must not be taken into account;

(5)	Destruction or damage: that if the Premises or any other part of the Complex has been destroyed, damaged, rendered inaccessible or are being refurbished, they are deemed to have been fully repaired and restored;

(6)	Option for further term: that the value to a lessee of any option(s) for a further term expressed in this Lease must be taken into account;

(7)	No reduction: that despite any other provision of this Lease, the annual market rent of the Premises must not be less than the Base Rent current immediately prior to the Review Date;

(8)	Goodwill: that the value of any goodwill attached to the Premises due to the Lessee’s occupation of or business in the Premises must not be taken into account;

(9)	Sub-lettings: that rents in respect of any sub-letting of or concessional occupational arrangement in respect of the Premises or any comparable premises must not be taken into account;

(10)	Lessee’s fixtures: that the value of the Lessee’s Equipment must not be taken into account unless it was installed pursuant to an obligation on the Lessee or any Lessee’s Predecessors under this Lease;

(11)	Willing but not anxious: that this Lease is in place and is between a willing but not anxious lessor and a willing but not anxious lessee enjoying or entitled to enjoy actual possession of the whole of the Premises as at the Review Date; and

(12)	Ready for occupation: that the Premises are ready for immediate occupation and use.

(b)	Despite any other provision of this Schedule, any person may take into account any other criteria which may, in that person’s opinion, be relevant to his determination of the annual market rent of the Premises as at the subject Review Date, but must not take into account anything which is not consistent with the Criteria listed in sub-clause (a) (which are in random order and no significance or priority is to be attached to that order).

Schedule 3 – Car Parking and Use of Car Park

1	Definitions

(a)	In this Schedule a reference to a clause is a reference to a clause in this Schedule.

(b)	Where in this Schedule:

(1)	an obligation is imposed on the Lessee, the Lessee must observe and ensure that each User observes that obligation; and

(2)	the Lessee is prohibited from doing anything, the Lessee must not do that thing and must ensure that each User does not breach the prohibition.

2	Parking spaces

(a)	The Lessor must notify the Lessee of the Parking Spaces allocated to it as at the date in Item 6. The Lessor will line mark the Parking Spaces allocated to the Lessee and will identify them as the Lessee’s Parking Spaces.

(b)	The Lessee must ensure that each User only parks wholly within a Parking Space allocated at the time to the Lessee.

(c)	The Lessor may, on giving notice to the Lessee, change any Parking Space allocated to the Lessee.

(d)	The Lessor is not liable to the Lessee for any unauthorised use of any Parking Spaces subject to the Lessor taking reasonable steps to prevent such unauthorised use of any Parking Spaces.

3	Use of car park

(a)	Notification of details: The Lessee must promptly give to the Lessor the registration number of any car which the Lessee or any User will park in the Car Park.

(b)	Access and security:

(1)	Subject to the Lessee and each User complying with the Lessor’s reasonable requirements in relation to entering and leaving the Car Park and security of the Complex, access to and egress from the Car Park shall be available TWENTY FOUR (24) hours, SEVEN (7) days a week.

(2)	The Lessee must use all reasonable endeavours to maintain the Lessor’s security arrangements (if any) for the Complex and must observe all reasonable directions issued by the Lessor in respect of security outside Established Complex Hours.

(3)	The Lessor is under no duty to check or verify the identity, authority or good faith of any person seeking to enter or remove a car in the Car Park.

(c)	Nuisance / dangerous things: The Lessee must not:

(1)	run the engine of a car for longer than is necessary to park the car or when entering or leaving the Car Park.

(2)	sound the horn of a car unnecessarily,

(3)	deposit any rubbish, wrappings or garbage in the Car Park,

(4)	obstruct access to the Car Park’s entrances and exits, or

(5)	bring into the Car Park anything which is flammable, explosive, toxic, hazardous or injurious to health, other than fuel in the storage tank of a car.

(d)	No unsound vehicles: The Lessee must not bring into the Car Park any car unless it is in sound mechanical condition and does not drip oil or other hazardous fluids (and must promptly clean up and remove any oil or other fluid emitted from any car brought into the Car Park by it or the Users). The Lessee must not carry out repairs or maintenance to a car in the Car Park (except on a breakdown).

(e)	Traffic signs: The Lessee must at all times strictly comply with:

(1)	all traffic signs in and about the Car Park and its entrances and exits;

(2)	any reasonable conditions of entry and rules applying from time to time in respect of the Car Park and of which the Lessee bas been given a copy or which are displayed in the Car Park; and

(3)	the Lessor’s reasonable directions from time to time in relation to the use of and access to the Car Park.

(f)	“Termination” of users: If any User does not (in the Lessor’s reasonable opinion) comply with this Schedule, the Lessee must, at the Lessor’s written request, immediately terminate that person’s status as a User. On service of the request on the Lessee, that person ceases to be a User and must not be reinstated as a User without the Lessor’s prior approval. This sub-clause does not limit the Lessor’s rights under clause 4.

4	Termination

(a)	The licence granted in respect of the Parking Spaces terminates on the first to occur of the following:

(1)	(at the Lessor’s option) where the Lessee fails to remedy any breach of this Lease relating to the Car Park within a reasonable time after notice from the Lessor, and

(2)	on the expiration or sooner determination of this Lease.

(b)	On termination of the licence, the Lessee must remove from the Car Park all cars of the Lessee and each User.

(c)	The Lessor may remove any car left in the Car Park in breach of sub-clause (b). Whatever the Lessor does in good faith under this sub-clause is deemed to be done with the full authority of and at the risk and cost in all rights of the Lessee.

5	No assignment by lessee

(a)	This licence is not assignable by the Lessee. However, the Lessor shall (at the Lessee’s request and cost) grant a substitute licence to an assignee of the whole of the Lease under an assignment made under the Lease.

(b)	The substitute licence shall be consistent with the current form of car park licence then in use by the Lessor for occupiers of the Complex, but the new licence must not materially lessen the rights of the Lessee under this Schedule. The substitute licence shall be for the then unexpired portion of the Term. This clause does not prevent the Lessee from permitting the Lessee’s Agents to use the Parking Spaces.

(c)	The Lessee may only sub-licence this licence to a person who has been granted a sub-lease or licence in accordance with this Lease, and only for a term which does not exceed the then unexpired portion of the Term. The Lessee must ensure that any sub-licensee and any person using the Car Park with the authority of that sub-licensee complies with the provisions of this Schedule 3.

6	Effect of resumption or destruction

(a)	Subject to paragraph (b), if the Lessee cannot park in any Parking Spaces due to the decision of any competent authority or any destruction or damage of the whole or any part of the Complex, the Lessee is not entitled to terminate the licence of the Parking Spaces, nor does it have any right of action or claim for any set-off, compensation or damages against the Lessor.

(b)	If the Lessee cannot park for a period of 1 month in more than 50% of the Parking Spaces due to either the decision of any competent authority or any destruction or damage of the whole or any part of the Complex and the Lessor fails to provide or procure alternative car parking arrangements acceptable to the Lessee (acting reasonably) within that month, the Lessee shall be entitled to terminate this Lease by notice in writing to the Lessor.

/s/ RICHARD KALBRENER	/s/ LAMBERT P. ONUMA
Richard Kalbrener	Lambert P. Onuma